EXHIBIT 5.1

                     REVOLVING CREDIT AGREEMENT

     THIS REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of the 27th day of June, 2000, by and among CPI CORP., a Delaware corporation ("Borrower"), and the undersigned Banks, including FIRSTAR BANK MISSOURI, NATIONAL ASSOCIATION, in its capacity as a Bank and as agent for the Banks under this Agreement.

                           WITNESSETH:

     WHEREAS, Borrower has applied for a revolving credit facility from the Banks consisting of revolving credit loans and letters of credit in an aggregate amount of up to $30,000,000.00; and

     WHEREAS, the Banks are willing to extend said revolving credit facility to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Banks and the Agent hereby covenant and agree as follows:

SECTION 1.  DEFINITIONS.
------------------------

     1.01 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

     ACQUISITION shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

     ADJUSTED PRIME RATE shall mean the Prime Rate plus the Applicable Prime Margin. The Adjusted Prime Rate shall be adjusted automatically on and as of the effective date of any change in the Prime Rate and/or the Applicable Prime Margin.

     AFFILIATE shall mean, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and (b) with respect to Borrower, (i) any Person beneficially owning or holding, directly or indirectly, Ten Percent (10%) or more of any class of voting or equity interests of Borrower or any Subsidiary,
(ii) any corporation or other entity of which Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, Ten Percent (10%) or more of any class of voting or equity interests and/or (iii) any Person who is a director or officer of Borrower or any Subsidiary. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of Borrower.

     AGENT shall mean Firstar Bank Missouri, National Association in its capacity as agent for the Banks under this Agreement and certain of the other Transaction Documents and its successors in such capacity.

     APPLICABLE COMMITMENT FEE RATE, APPLICABLE LIBOR MARGIN,
APPLICABLE PRIME MARGIN AND APPLICABLE LETTER OF CREDIT COMMITMENT FEE RATE shall mean the per annum rate shown in the applicable column below based on the applicable Consolidated Debt to Consolidated EBITDA Ratio:

If Consolidated                                        Applicable
Debt to                                                Letter of
Consolidated      Applicable   Applicable  Applicable  Credit
EBITDA Ratio is,  Commitment   LIBOR       Prime       Commitment
then              Fee Rate is  Margin is   Margin is   Fee Rate is
----------------  -----------  ---------   ---------   -----------
*   2.0 to 1.0       .375%        2.00%       0.50%       2.00%

*   1.75 to 1.0
    but
**  2.0 to 1.0       .300%        1.75%       0.25%       1.75%

*   1.5 to 1.0
    but
**  1.75 to 1.0      .250%        1.50%       0.00%       1.50%

*** 1.0 to 1.0
    but
**  1.5 to 1.0       .250%        1.25%       0.00%       1.25%

****1.0 to 1.0       .200%        1.00%       0.00%       1.00%

   * Greater than.
  ** Less than or equal to.
 *** Greater than or equal to.
**** Less than.

The determination of the Applicable Commitment Fee Rate, the Applicable LIBOR Margin, the Applicable Prime Margin and the Applicable Letter of Credit Commitment Fee Rate as of any date shall be based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter of Borrower for which financial statements of Borrower and its Subsidiaries have been delivered to the Agent and the Banks pursuant to Section 5.01(a), and shall be effective for purposes of determining the Applicable Commitment Fee Rate, the Applicable LIBOR Margin, the Applicable Prime Margin and the Applicable Letter of Credit Commitment Fee Rate from and after the first day of the first month immediately following the date on which such delivery of financial statements is required until the first day of the first month immediately following the next such date on which delivery of financial statements of Borrower and its Subsidiaries is so required. For example, the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the fiscal quarter of Borrower ending November 11, 2000, will be determined from the financial statements of Borrower and its Subsidiaries as of and for the fiscal quarter of Borrower ending November 11, 2000 (which are required to be delivered to the Agent and the Banks on or before December 26, 2001), and will be used in determining the Applicable Commitment Fee Rate, the Applicable LIBOR Margin, the Applicable Prime Margin and the Applicable Letter of Credit Commitment Fee Rate from and after January 1, 2001. Notwithstanding the foregoing, during the period commencing on the date of this Agreement and ending December 31, 2000, (a) Applicable Commitment Fee Rate shall mean .300% per annum, (b) Applicable LIBOR Margin shall mean 1.75% per annum, (c) Applicable Prime Margin shall mean .25% per annum and (d) Applicable Letter of Credit Commitment Fee Rate shall mean 1.75% per annum.

     ASSET SALE shall have the meaning ascribed thereto in Section
5.02(d).

     ATTORNEY'S FEES shall mean the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by the Agent or any Bank (including, without limitation, attorneys and paralegals who are employees of the Agent or any Bank or of any direct or indirect parent corporation, subsidiary or affiliate of the Agent or any
Bank) from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, restatement, administration and/or enforcement of this Agreement and/or any other Transaction Document, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement and/or any other Transaction Document, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent the Agent and/or any Bank in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, any Bank, Borrower and/or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement and/or any other Transaction Document, Borrower, any other Obligor, any Subsidiary and/or (e) to enforce any of the rights and/or remedies of the Agent and/or any Bank to collect any of the Borrower's Obligations and/or any Guarantee thereof.

     BANK(S) shall mean each bank or other financial institution listed on the signature pages hereof, and its successors and assigns.

     BORROWER'S OBLIGATIONS shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, Attorney's Fees and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations and indemnity obligations) of Borrower to the Agent and/or any Bank evidenced by or arising under or in respect of this Agreement, any Note, any Letter of Credit Application and/or any other Transaction Document.

     CAPITAL EXPENDITURE shall mean any expenditure which, in accordance with GAAP, should be capitalized on the balance sheet of the Person making the same.

     CAPITALIZED LEASE shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP should be capitalized on the balance sheet of such Person.

     CAPITALIZED LEASE OBLIGATIONS of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee should be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

     CENTRICS shall mean the Centrics division of Borrower and its Subsidiaries as in existence on the date of this Agreement.

     CENTRICS JOINT VENTURE shall mean the entity created by Borrower and one or more other Persons to acquire all or substantially all of the assets of Centrics from Borrower, which entity will not be a Subsidiary.

     CERCLA shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
Sub-section 9601 et seq., and as the same may from time to time be further amended, modified, extended or renewed.

     CHANGE OF CONTROL EVENT means the beneficial ownership or acquisition by any Person or group of Persons who are Affiliates (in any transaction or series of related transactions) of (a) more than Fifty Percent (50%) of the Voting Stock of Borrower, (b) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of

Borrower or (c) all or substantially all of the assets and Properties of Borrower.

     CODE shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

     COMMITMENT shall mean, subject to termination or reduction as set forth in Section 2.09 and subject to any assignment of the Commitments by any Bank: with respect to Firstar, $20,000,000.00;
and with respect to Commerce Bank, National Association, $10,000,000.00.

     CONSOLIDATED ASSETS shall mean, as of the date of any determination thereof, the total assets of Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

     CONSOLIDATED DEBT shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED DEBT TO CONSOLIDATED EBITDA RATIO shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of
(a) Consolidated Debt as of such day to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period of Borrower ending on such day.

     CONSOLIDATED EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income (but without duplication), the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, plus (iv) any extraordinary losses during such period plus (v) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period (excluding, however, the $5,142,150.00 loss incurred during the fiscal quarter of Borrower ended February 5, 2000, as a result of the write-down of certain assets of Prints Plus) plus (vi) any losses incurred during such period for or in connection with litigation and/or transaction costs related to the failed merger between Borrower and American Securities Capital Partners (provided, however, that the maximum amount of such losses which Borrower may add back for purposes of this definition of EBITDA shall not exceed $10,000,000.00 in the aggregate for all periods) minus (c) to the extent added in determining such Consolidated Net Income (but without duplication), the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED EBITDAR shall mean, for the period in question, the sum of (a) Consolidated EBITDA during such period plus (b) to the extent deducted in determining such Consolidated EBITDA, Consolidated Operating Lease Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED FIXED CHARGE COVERAGE RATIO shall mean, for the period in question, the ratio of (a) Consolidated EBITDAR during such period to (b) Consolidated Fixed Charges during such period, all determined on a consolidated basis and in accordance with GAAP.

    CONSOLIDATED FIXED CHARGES shall mean, for the period in question, the sum of (a) the aggregate amount of all principal payments required to be made by Borrower and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases but excluding principal payments on the Loans), plus (b) Consolidated Interest Expense during such period, plus (b) Consolidated Operating Lease
Expense during such period, plus (d) the lesser of (i) all Capital Expenditures made by Borrower and its Subsidiaries during such period (net of any Debt incurred by Borrower or such Subsidiary (other than Loans) to finance such Capital Expenditure) or (ii) $20,000,000.00 plus (e) all provisions for any Federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred) plus
(f) all dividends paid by Borrower on or with respect to any of its capital stock during such period, all determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED INTEREST EXPENSE shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries (including, without limitation, capitalized interest expense, the interest portion of Capitalized Lease Obligations, the interest portion of any deferred payment obligation and amortization of debt discount and expense) during such period, all determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED NET INCOME shall mean the after-tax net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP; provided, however, that for purposes of this Agreement "Consolidated Net Income" shall not include the income or loss of Prints Plus so long as Prints Plus is treated as a discontinued operation in accordance with GAAP.

     CONSOLIDATED NET WORTH shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) of Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

     CONSOLIDATED OPERATING LEASE EXPENSE shall mean, for the period in question, the aggregate amount of all Operating Lease Expenses of Borrower and its Subsidiaries during such period, all determined on a consolidated basis and in accordance with GAAP.

     DEBT OF ANY PERSON shall mean, as of the date of determination thereof, the sum of (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable incurred in the ordinary course of business) plus (b) all Capitalized Lease Obligations of such Person plus (c) all Guarantees by such Person of Debt of others plus (d) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto.

       DEFAULT shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

       DISTRIBUTION IN RESPECT OF ANY CORPORATION OR OTHER ENTITY shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the capital stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests.

     DOMESTIC BUSINESS DAY shall mean any day except a Saturday, Sunday or legal holiday observed by the Agent or by commercial banks located in St. Louis, Missouri.

     ENVIRONMENTAL CLAIM shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

       ENVIRONMENTAL LAW shall mean any Federal, state, local, foreign or other statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by Borrower or any Subsidiary or the operation, construction or modification of any such Property, including, without limitation, the following:
CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking
Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and

Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     ERISA AFFILIATE shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     EURODOLLAR BUSINESS DAY shall mean any Domestic Business Day on which commercial banks are open for international business
(including dealings in dollar deposits) in London.

     EVENT OF DEFAULT shall have the meaning ascribed thereto in
Section 6.

     EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

     EXISTING LETTERS OF CREDIT shall have the meaning ascribed thereto in Section 2.02(e).

     EXISTING REVOLVING CREDIT AGREEMENT shall mean that certain
Revolving Credit Agreement dated June 16, 1997, by and among
Borrower, the banks party thereto and Mercantile Bank National
Association (now known as Firstar Bank Missouri, National
Association), as agent for the banks.

     FED FUNDS RATE shall mean a rate per annum equal to Firstar's quoted rate as of the opening of business by Firstar on each Domestic Business Day for purchasing overnight federal funds in the national market, which rate shall fluctuate as and when said quoted rate shall change.

     FINANCIAL COVENANT shall mean, with respect to any agreement, document or instrument representing or governing Debt, any covenant (whether expressed as a covenant, an event of default or a condition to a borrowing) contained therein expressed in terms of (a) a minimum or maximum amount in or derived from the financial statements of Borrower and/or its Subsidiaries or (b) a minimum or maximum ratio between any such amounts described in clause (a) above or (c) any other financial or finance-related test as the same may relate to the assets, liabilities, revenues or expenses of Borrower and/or its Subsidiaries; provided that the above shall not include a negative pledge covenant.

     FIRSTAR shall mean Firstar Bank Missouri, National
Association, a national banking association, in its individual corporate capacity as a Bank and not as the Agent.

     GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States of America.

     GUARANTEE BY ANY PERSON shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such
Person: (a) to purchase such Indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

     GUARANTOR(S) shall mean each Subsidiary of Borrower which now or hereafter executes a Guaranty.

     GUARANTY shall mean each Guaranty now or hereafter executed by one or more Guarantors in favor of the Agent and the Banks with respect to the indebtedness of Borrower to the Agent and the Banks, as the same may from time to time be amended, modified, extended, renewed or restated.

     HAZARDOUS SUBSTANCE shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any Federal, state, local, foreign or other body, instrumentality, agency, authority or official having jurisdiction over any of the Property owned, leased or operated by Borrower or any Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Sub-section
1317), as amended; (b) regulated as a hazardous waste under
Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sub-section 6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sub-section 9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     INDEBTEDNESS shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property, (b) obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) the aggregate undrawn face amount of all letters of credit issued for the account of and/or upon the application of such Person together with all unreimbursed drawings with respect thereto and (g) indebtedness, liabilities and obligations of such Person under Guarantees.

     INTEREST PERIOD shall mean with respect to each LIBOR Loan:

          (a) initially, the period commencing on the date of such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and all of the Banks), as the Borrower may elect in the applicable Notice of Borrowing; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and all of the Banks), as Borrower may elect pursuant to Section 2.05;

     provided that:

          (c) subject to clauses (d) and (e) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

          (d) subject to clause (e) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

          (e) no Interest Period shall extend beyond the last day of the Revolving Credit Period.

     INVESTMENT shall mean any investment by Borrower or any Subsidiary in any Person, whether payment therefor is made in cash or in capital stock or other equity interests of Borrower or any Subsidiary, and whether such investment is by acquisition of capital stock or other equity interests or Indebtedness, or by loan, advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest or extension of credit on terms other than those normal in the ordinary course of business or otherwise.

     LETTER OF CREDIT AND LETTERS OF CREDIT shall have the meanings ascribed thereto in Section 2.02(a), and shall include, in any event, the Existing Letters of Credit, as the same may from time to time be amended, modified, extended, renewed or restated.

     LETTER OF CREDIT APPLICATION shall mean an application and agreement for irrevocable standby letter of credit in the form of Exhibit C attached hereto and incorporated herein by reference (or such other form as may then be Firstar's standard form of application and agreement for irrevocable standby letter of credit) or an application and agreement for irrevocable commercial letter of credit in the form of Exhibit D attached hereto and incorporated herein by reference (or such other form as may then be Firstar's standard form of application and agreement for irrevocable commercial letter of credit), as the case may be, in either case executed by Borrower, as applicant and account party, and delivered to Firstar pursuant to Section 2.02, as the same may from time to time be amended, modified, extended, renewed or restated, and shall include, in any event, the Letter of Credit Applications executed by Borrower, as account party, with respect to the Existing Letters of Credit, as the same may from time to time be amended, modified, extended, renewed or restated.

     LETTER OF CREDIT COMMITMENT FEE shall have the meaning ascribed thereto in Section 2.02(d).

     LETTER OF CREDIT ISSUANCE FEE shall have the meaning ascribed thereto in Section 2.02(d).

     LETTER OF CREDIT NEGOTIATION FEE shall have the meaning ascribed thereto in Section 2.02(d).

     LETTER OF CREDIT REQUEST shall have the meaning ascribed thereto in Section 2.02(a).

     LIBOR BASE RATE shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate is not available, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in Dollars are offered to Firstar in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by Firstar in its sole discretion, at or about 11:00 a.m. (St. Louis time) on the date two (2) Eurodollar Business Days before the first day of such Interest Period, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

     LIBOR INDEX RATE shall mean, with respect to the applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (St. Louis time) on the day two (2) Eurodollar Business Days before the first day of such Interest Period.

     LIBOR LOAN shall mean any Loan bearing interest based on the LIBOR Rate.

     LIBOR RATE shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the Applicable LIBOR Margin. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage and/or the Applicable LIBOR Margin.

     LIBOR RESERVE PERCENTAGE shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by The Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) with respect to "Eurocurrency liabilities" as defined in Regulation D or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined, whether or not any Bank has any Eurocurrency liabilities subject to such reserve requirement at such time. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of any credits for proration, exceptions or offsets which may be available from time to time to a Bank. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

     LIEN shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

     LOAN AND LOANS shall have the meanings ascribed thereto in
Section 2.01(a).

     MATERIAL ADVERSE EFFECT shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of Borrower and/or Borrower and its Subsidiaries taken as a whole to perform any of its or their obligations under this Agreement, any Note, any Letter of Credit Application and/or any other Transaction Document or (c) material impairment of the enforceability of the rights of, or benefits available to, the Agent and/or any Bank under this Agreement, any Note, any Letter of Credit Application and/or any other Transaction Document.

     MOODY'S shall mean Moody's Investors Service, Inc. or its successor.

     MULTI-EMPLOYER PLAN shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any Subsidiary or any ERISA Affiliate or to which Borrower, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

     NOTE AND NOTES shall have the meanings ascribed thereto in
Section 2.04(a).

     NOTE AGREEMENTS shall mean those certain Note Agreements dated June 16, 1997, by and between Borrower and each of The Prudential Insurance Company of America and The Guardian Life Insurance Company of America, as the same may from time to time be amended, modified, extended, renewed or restated.

     NOTICE OF BORROWING shall have the meaning ascribed thereto in Section 2.03.

     OBLIGOR shall mean Borrower, each Guarantor and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Borrower's Obligations or who grants the Agent or any of the Banks a Lien upon any of the Property or assets of such Person as security for any of the Borrower's Obligations and/or any Guarantee thereof.

     OCCUPATIONAL SAFETY AND HEALTH LAWS shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state, local, foreign or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

     OTHER TAXES shall have the meaning ascribed thereto in
Section 2.20(a).

     OPERATING LEASE shall mean any lease of real and/or personal property under which Borrower or a Subsidiary is lessee other than Capitalized Leases.

     OPERATING LEASE EXPENSES shall mean with respect to any Person, for the period in question, the aggregate amount of operating lease expense (i.e. all minimum rental payments plus all additional rentals payable under percentage Operating Leases) during such period under all Operating Leases, all determined in accordance with GAAP, but excluding any amounts required to be paid by such Person (whether or not designated as rent or additional rent) on account of maintenance, repairs, insurance, taxes, assessments, amortization and/or similar charges.

       PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     PENSION PLAN shall mean a "pension plan," as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

     PERMITTED ACQUISITION shall mean any Acquisition by Borrower or any Wholly-Owned Subsidiary of an ongoing business in the same line of business of Borrower and its Subsidiaries on the date of this Agreement so long as (a) Borrower has given the Agent and each Bank at least ten (10) Domestic Business Days prior written notice of such Acquisition (or such lesser notice as the Required Bank(s) may agree to in writing) and has provided the Agent and each Bank with such financial and other information concerning such Acquisition as the Agent or any Bank may reasonably request,
(b) such Acquisition has been (i) in the event a corporation or its assets is the subject of such Acquisition, either (A) approved by the Board of Directors of the corporation which is the subject of such Acquisition or (B) recommended by such Board of Directors to the shareholders of such corporation, (ii) in the event a partnership or its assets is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the partners of the partnership which is the subject of such Acquisition, (iii) in the event a limited liability company or its assets is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the members of the limited liability company which is the subject of such Acquisition, (iv) in the event an organization or entity other than a corporation, partnership or limited liability company or its assets is the subject of such Acquisition, approved by a majority (by percentage of voting power) of the governing body, if any, or by a majority (by percentage of ownership interest) of the owners of the organization or entity which is the subject of such Acquisition or
(v) in the event the corporation, partnership, limited liability company or other organization or entity which is the subject of such Acquisition is in bankruptcy, approved by the bankruptcy court or another court of competent jurisdiction, (c) if such Acquisition involves a merger or consolidation of Borrower or any Subsidiary and another entity, Borrower or such Subsidiary, as the case may be, is the surviving entity, (d) both immediately before and immediately after giving effect to such Acquisition, Borrower is, and on a pro forma basis projects that it will continue to be, in compliance with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Transaction Documents, which pro forma compliance shall be demonstrated by Borrower to the Agent and each Bank pursuant to such financial and other information concerning such Acquisition as the Agent or any Bank may reasonably request, (e) the total purchase price for such Acquisition (whether payable at closing or at any time or times after closing of such Acquisition, and if payable after closing and not determinable prior to closing, as reasonably estimated by Borrower, and in any event including the amount of any Indebtedness assumed by Borrower or any Subsidiary of Borrower as a part of such Acquisition) does not exceed $15,000,000.00, (f) the total purchase price for all Acquisitions consummated by Borrower and/or any Subsidiary on or after the date of this Agreement (including the Acquisition in question) (whether payable at closing or at any time or times after closing of the applicable Acquisition, and if payable after closing and not determinable prior to closing, as reasonably estimated by Borrower, and in any event including the amount of any Indebtedness assumed by Borrower or any Subsidiary of Borrower as a part of the applicable Acquisition) does not exceed the sum of $30,000,000.00 and (g) both immediately before and immediately after giving effect to such Acquisition, no Default or Event of Default shall exist.

     PERMITTED LIENS shall mean any of the following:

          (a) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to Borrower;

          (b) Liens for property taxes and assessments or other governmental charges or levies and statutory Liens securing claims or demands of suppliers, mechanics and/or materialmen, provided payment thereof is not at the time required by Sections 5.01(b), 5.01(d) and/or 5.01(e);

          (c) Liens (other than any Liens imposed by ERISA) incidental to the conduct of business or the ownership of Properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, carriers', warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the purchase or other acquisition of Property; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been established;

          (d) Liens of or resulting from any judgment or award, the time for the appeal of which shall not have expired, or in respect of which Borrower or the applicable Subsidiary shall at any time in good faith be diligently prosecuting an appeal and in respect of which a stay of execution pending such appeal shall have been secured and for which reserves shall have been set aside on the books of Borrower or such Subsidiary in accordance with GAAP which judgment or award is not for an amount exceeding $5,000,000;

          (e) survey exceptions, easements, reservations, rights of others for rights-of-way, utilities and other similar purposes and/or zoning or other restrictions as to the use of real properties, which are necessary or desirable for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of the Borrower and its Subsidiaries;

          (f) Liens existing as of the date of this Agreement and listed on Schedule 4.12 attached hereto (without giving effect to any amendment to Schedule 4.12 made after the date of this Agreement);

          (g)  Capitalized Leases permitted by Section
     5.02(a)(vi); and

          (h) Liens in favor of Firstar under the Letter of Credit Applications.

     PERSON shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal, foreign or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     PRIME LOAN shall mean any Loan bearing interest based on the Adjusted Prime Rate.

     PRIME RATE shall mean the interest rate announced from time to time by Firstar as its "prime rate" (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such "prime rate" is a reference rate and does not necessarily represent the lowest or best rate offered by Firstar or any other Bank to its customers.

     PRINTS PLUS shall mean CPI Prints Plus, Inc., a Delaware corporation which is a Wholly-Owned Subsidiary of Borrower, and its wholly-owned subsidiaries

     PROPERTY shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     PRO RATA SHARE shall mean for the item at issue, with respect to each Bank, a percentage, the numerator of which is the portion of such item owned or held by such Bank and the denominator of which is the total amount of such item owned or held by all of the Banks. For example, (a) if the amount of the Commitment of a Bank is $1,000,000.00 and the total amount of the Commitments of all of the Banks is $5,000,000.00, such Bank's Pro Rata Share of the Commitments would be Twenty Percent (20%) and (b) if the original principal amount of a Loan is $5,000,000.00 and the portion of such Loan made by one Bank is $500,000.00, such Bank's Pro Rata Share of such Loan would be Ten Percent (10%). As of the date of this Agreement, the Pro Rata Shares of the Banks with respect to the Commitments and the Loans are as follows: (a) Firstar - Sixty-Six and Two-Thirds Percent (66-2/3%) and (b) Commerce Bank, National Association - Thirty-Three and One-Third Percent (33-1/3%).

     RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sub-section 6901 et seq., and any future amendments.

     REGULATION D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended.

     REGULATORY CHANGE shall have the meaning ascribed thereto in
Section 2.15.

     RELATED PARTY ARRANGEMENT shall have the meaning ascribed thereto in Section 5.02(g).

     RELEASE shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Substance.

     REPORTABLE EVENT shall have the meaning given to such term in ERISA.

     RESPONSIBLE OFFICER shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of Borrower or any other officer of Borrower involved principally in the financial administration or controllership function of Borrower.

     REQUIRED BANKS shall mean at any time Banks having Sixty-Six and Two-Thirds Percent (66-2/3%) of the aggregate amount of Loans then outstanding or, if no Loans are then outstanding, Sixty-Six and Two-Thirds Percent (66-2/3%) of the total Commitments of all of the Banks; provided, however, that if there are two or fewer Banks (with "Bank" for purposes of this proviso to include affiliates of a Bank; for example, if Firstar assigns any or all of its rights or obligations under this Agreement to an affiliate of Firstar pursuant to Section 8.12(c), Firstar and such affiliate would constitute one (1) Bank for purposes of this provision), Required Banks shall mean all of the Banks.

     RESTRICTED INVESTMENT shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

          (a) loans and/or advances by Borrower or a Wholly-Owned Subsidiary to a Wholly-Owned Subsidiary;

          (b) loans and/or advances by any Subsidiary to Borrower which are subordinated to the payment and priority of the Borrower's Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Banks;

          (c) Investments which constitute "Eligible Investments" as defined in and within the meaning of the CPI Corp. Cash
     Investment Policy dated March 25, 1998, a copy of which has been provided to the Agent and each Bank;

          (d) Investments existing as of the date of this Agreement as described in Schedule 4.18 attached hereto, and any future retained earnings in respect thereof (without giving effect to any amendment to Schedule 4.18 made after the date of this Agreement);

          (e) loans or advances in the usual and ordinary course of business to officers and/or employees of Borrower or a Subsidiary for business expenses in the aggregate principal amount of up to $100,000.00 (or the equivalent thereof in any foreign currency) at any one time outstanding;

          (f) Investments received in total or partial satisfaction of any past due obligation owed to Borrower or any Subsidiary by financially troubled Persons in the ordinary course of Borrower's or such Subsidiary's business to the extent deemed necessary by Borrower or such Subsidiary to prevent or limit loss;

          (g) Investments received by Borrower as consideration for the sale of all of the capital stock or all or substantially all of the assets of Prints Plus;

          (h) Investments received by Borrower as consideration for the sale of all or substantially all of the assets of Centrics;

          (i) acquisitions of stock or assets in connection with a Permitted Acquisition; and

          (j) additional Investments by Borrower in (including loans and/or advances by Borrower to) the Centrics Joint
     Venture in the aggregate principal amount of up to $10,000,000.00 at any one time outstanding.

     RESTRICTED AGREEMENT shall have the meaning ascribed thereto in Section 5.02(q).

     REVOLVING CREDIT PERIOD shall mean the period commencing on the date of this Agreement and ending June 27, 2003; provided, however, that the Revolving Credit Period shall end on the date the Commitments are terminated pursuant to Section 6 or otherwise.

     S&P shall mean Standard and Poor's Ratings Group or its successor.

     SUBORDINATED DEBT shall mean, as of the date of any determination thereof, the aggregate principal amount of all Debt of Borrower outstanding as of such date which is subordinated to the payment and priority of all of the Borrower's Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Banks.

     SUBSIDIARY shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower and/or any Subsidiary.

     TAXES shall have the meaning ascribed thereto in Section
2.20.

     TOTAL OUTSTANDINGS shall mean, as of any date, the sum of (a) the aggregate principal amount of all Loans outstanding as of such date plus (b) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date plus all unreimbursed drawings with respect thereto.

     TRANSACTION DOCUMENTS shall mean this Agreement, the Notes, the Letter of Credit Applications, each Guaranty and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Agent or any Bank with respect to or in connection with or pursuant to this Agreement, any Loan made hereunder, any Letter of Credit issued hereunder and/or any of the other Borrower's Obligations, and executed by or on behalf of Borrower and/or any other Obligor, including, without limitation, any agreement, document or instrument heretofore, now or hereafter executed by Borrower with or in favor of the Agent or any Bank providing for any interest rate swap, interest rate cap, interest rate collar or other interest rate hedge, all as the same may from time to time be amended, modified, extended, renewed or restated.

     VOTING STOCK shall mean, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

     WELFARE PLAN shall mean a "welfare plan" as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

     WHOLLY-OWNED SUBSIDIARY shall mean any Subsidiary all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     1.02   ACCOUNTING TERMS AND DETERMINATIONS; PRO FORMA
COMPUTATIONS.

     (a) Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by the Required Banks and by Borrower's independent certified public accountants) with the most recent audited financial statements of Borrower delivered to Banks. Notwithstanding the foregoing, Borrower may from time to time change its accounting methods, either at its option or in order to comply with GAAP, provided that (a) any such change(s) are in accordance with GAAP and are approved by the independent certified public accountants of Borrower and (b) if the Required Banks, in good faith, determine that any such accounting change(s), individually or in the aggregate, have any significant effect on any of the financial covenants contained in this Agreement (i) with respect to those financial covenant(s) upon which the effect of such accounting change(s) can be determined with mathematical certainty, such financial covenant(s) shall be amended to reflect the effect of such accounting change(s) (and Borrower, the Agent and each Bank shall be obligated to promptly execute an amendment to such effect) and (ii) with respect to those financial covenant(s) upon which the effect of such accounting change(s) cannot be determined with mathematical certainty, Borrower and the Banks shall, in good faith, negotiate and use their best efforts to agree upon new financial covenant(s) reasonably acceptable to Borrower and the Required Banks to replace the affected financial covenant(s) (which new financial covenant(s) shall, to the extent reasonably possible, approximate the effect of such accounting change(s) on the existing financial covenant(s)), and if Borrower and the Required Banks cannot, in good faith, agree on said new financial covenant(s), the existing financial covenant(s) shall remain in full force and effect and shall be computed using the accounting methods in effect prior to the applicable change in accounting methods. Each such amendment shall be evidenced by an instrument in writing signed by Borrower, the Agent, the Required Banks and until such amendment has been fully executed the existing financial covenant(s) shall remain in full force and effect and shall be computed using the accounting methods in effect prior to the applicable change in accounting methods.

     (b) Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a "consolidated" basis, shall apply only to "Subsidiaries" of Borrower as defined in this Agreement and shall not include any other entity which is consolidated with Borrower for financial reporting purposes in accordance with GAAP.

     1.03 CONTINUANCE OF AN EVENT OF DEFAULT. For purposes of this Agreement and the other Transaction Documents, an Event of Default shall deemed to be continuing until it is waived in writing by the Required Banks as required by Section 8.10 of this Agreement.

SECTION 2.  THE LOANS.
----------------------

     2.01 COMMITMENTS TO MAKE LOANS. Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, each Bank severally agrees to make such loans to Borrower (individually, a "Loan" and collectively, the "Loans") as Borrower may from time to time request pursuant to
Section 2.03. Each Loan under this Section 2.01 which is a Prime Loan shall be for an aggregate principal amount of at least $500,000.00 or any larger multiple of $25,000.00. Each Loan under this Section 2.01 which is a LIBOR Loan shall be for an aggregate principal amount of at least $1,000,000.00 or any larger multiple of $500,000.00. The aggregate principal amount of Loans which each Bank shall be required to have outstanding under this Agreement at any one time shall not exceed the lesser of (a) such Bank's Commitment at such time or (b) such Bank's Pro Rata Share of the sum of (i) the total Commitments of all of the Banks at such time minus (ii) the aggregate undrawn face amount of all Letters of Credit outstanding at such time plus all unreimbursed drawings with respect thereto. Each Loan under this Section 2.01 shall be made from the several Banks ratably in proportion to their respective Pro Rata Shares. Within the foregoing limits, Borrower may borrow under this Section 2.01, prepay under Section 2.10 and reborrow at any time during the Revolving Credit Period under this

Section 2.01. The failure of any Bank to make any Loan required under this Agreement shall not release any other Bank from its obligation to make Loans as provided herein. All Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Agent and/or any Bank with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

     2.02   LETTER OF CREDIT COMMITMENT.

     (a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing (provided, however, that Firstar shall have no liability to any other Bank for issuing a Letter of Credit after the occurrence or during the continuance of any Default or Event of Default unless Firstar has previously received notice in writing from Borrower or any other Bank of the occurrence of such Default or Event of Default), during the Revolving Credit Period, Firstar hereby agrees to issue irrevocable commercial letters of credit payable at sight and/or standby letters of credit for the account of Borrower (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in an amount and for the term specifically requested by Borrower by notice in writing to Firstar in the form of Exhibit B attached hereto and incorporated herein by reference (a "Letter of Credit Request") at least three
(3) Domestic Business Days prior to the requested issuance thereof; provided, however, that:
            (i) Borrower shall have executed and delivered to Firstar a Letter of Credit Application with respect to such Letter of Credit;

            (ii) the term of any such Letter of Credit shall not extend beyond the earlier of (A) the date one (1) year after the date of issuance thereof or (B) the last day of the Revolving Credit Period;

            (iii) any Letter of Credit may only be utilized to guaranty the payment of obligations of Borrower or a Subsidiary to third parties;

            (iv) after giving effect to the issuance of the requested Letter of Credit, the Total Outstandings must not exceed the total Commitments of all of the Banks at such time;

            (v) after giving effect to the issuance of the requested Letter of Credit, the sum of the aggregate undrawn face amount of all outstanding Letters of Credit plus all unreimbursed drawings with respect thereto must not exceed the lesser of (A) the total Commitments of all of the Banks at such time or (B) $5,000,000.00; and

            (vi) the text of any such Letter of Credit is provided to Firstar no less than three (3) Domestic Business
     Days prior to the requested issuance date, which text must be acceptable to Firstar in its sole and absolute discretion.

     (b) The payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, Firstar shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed in good faith by Firstar to be genuine. Firstar shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application. If Firstar shall have received documents that in its good faith judgment constitute all of the documents that are required to be presented before payment or acceptance of a draft under a Letter of Credit, it shall be entitled to pay or accept such draft provided such documents substantially conform on their face to the requirements of such Letter of Credit.

     (c) In the event of any payment by Firstar of a draft presented under a Letter of Credit in accordance with Section 2.02(b) above and the applicable Letter of Credit Application, Borrower agrees to pay to Firstar in immediately available funds at the time of such drawing an amount equal to the sum of such drawing plus Firstar's customary published processing and other fees related thereto. Borrower hereby authorizes Firstar to charge or cause to be charged Borrower's bank accounts at Firstar to the extent there are balances of immediately available funds therein, in an amount equal to the sum of such drawing plus Firstar's customary published processing and other fees related thereto (and Firstar agrees to give Borrower prompt written notice of any amount so charged to any bank account of Borrower at Firstar), and Borrower agrees to pay the amount of any such drawing (and/or Firstar's customary published processing and other fees related thereto) not so charged prior to the close of business of Firstar on the day of such drawing. In the event any payment under a Letter of Credit is made by Firstar prior to receipt of payment from Borrower, such payment by Firstar shall constitute a request by Borrower for a Prime Loan under Section
2.01 above (and the Banks will make such Loan to Borrower regardless of whether any Default or Event of Default under this Agreement has occurred and is continuing and regardless of whether such Loan would otherwise be permitted under the requirements of
Section 2.01 of this Agreement) and the proceeds of such Loan shall be paid directly to Firstar and applied by Firstar to the payment of any amounts owed by Borrower to Firstar under this
Section 2.02.

     (d)    Borrower hereby further agrees to pay to the order of
Firstar:

            (i) with respect to each Letter of Credit which is a standby Letter of Credit, a nonrefundable issuance fee in the amount of $125.00 and with respect to each Letter of Credit which is a commercial Letter of Credit, a nonrefundable issuance fee in the amount of $50.00 (the "Letter of Credit Issuance Fees"), which Letter of Credit Issuance Fees shall be due and payable on the date of issuance of each such Letter of Credit;

            (ii) with respect to each Letter of Credit which is a standby Letter of Credit, a nonrefundable commitment fee at a rate per annum equal to (A) so long as no Event of Default has occurred and is continuing, the Applicable Letter of Credit Commitment Fee Rate (calculated on an actual day, 360-day year basis) and (B) so long as any Event of Default has occurred and is continuing, Two Percent (2%) over and above the Applicable Letter of Credit Commitment Fee Rate (calculated on an actual day, 360-day year basis), on the undrawn face amount of each such Letter of Credit ("Letter of Credit Commitment Fees"), which Letter of Credit Commitment Fees shall be due and payable quarterly in arrears on each January 1, April 1, July 1 and October 1 during the Revolving Credit Period and on the last day of the Revolving Credit Period; and

            (iii) with respect to each Letter of Credit which is a commercial Letter of Credit, a nonrefundable negotiation fee in an amount equal to (A) so long as no Event of Default has occurred and is continuing, Three-Eighths of One Percent (3/8%) and (B) so long as any Event of Default has occurred and is continuing, Two and Three-Eighths Percent (2-3/8%), of the amount of each draw on each such Letter of Credit, with a minimum fee of $85.00 per draw ("Letter of Credit Negotiation Fee"), which Letter of Credit Negotiation Fee shall be due and payable on the date of each draw on each such Letter of Credit; and

            (iv) with respect to each Letter of Credit, such other fees (other than additional issuance fees, additional commitment fees and/or additional negotiation fees) as may be charged by Firstar from time to time in accordance with Firstar's published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Firstar.

     (e) Notwithstanding any provision contained in this Agreement to the contrary, (i) all references in this Agreement to Letters of Credit shall include the irrevocable standby and/or commercial letters of credit listed on Schedule 2.02 attached hereto which have heretofore been issued by Mercantile Bank National Association (now known as Firstar Bank Missouri, National Association) for the account of Borrower (the "Existing Letters of Credit") and (ii) all references in this Agreement to the Letter of Credit Applications shall include the applications and agreements for irrevocable standby and commercial letters of credit heretofore executed by Borrower, as account party, with respect to the Existing Letters of Credit.

     (f) Upon the issuance of a Letter of Credit by Firstar (and on the date of this Agreement with respect to each Existing Letter of Credit), an undivided participation interest therein (including, without limitation, an undivided participation interest in the reimbursement risk relating to such Letter of Credit, in all payments made by Firstar in connection with such Letter of Credit and in all collateral for such Letter of Credit) shall automatically be granted by Firstar to and accepted by each other Bank in an amount equal to each such other Bank's Pro Rata Share (based on such other Bank's Pro Rata Share of the total Commitments) of the face amount of such Letter of Credit. If Firstar shall make payment on any draft presented or accepted under a Letter of Credit, Firstar shall give notice of such payment to the other Banks, and each of the other Banks hereby authorizes and requests Firstar to advance for their respective accounts, pursuant to the terms hereof, their respective shares of any such payment based upon their respective Pro Rata Shares of such Letter of Credit. If such drawing is not paid by Borrower in immediately available funds prior to the close of business of Firstar on the date of such drawing, Firstar shall promptly so notify the other Banks and each of the other Banks agrees to immediately reimburse Firstar in immediately available funds for its Pro Rata Share of the amount of such drawing, plus interest calculated on its Pro Rata Share of such amount at a rate per annum equal to the Fed Funds Rate calculated from the date of such payment by Firstar to but excluding the date of reimbursement by such other Bank and on an actual-day, 360-day year basis. Each of the other Banks will be entitled to its Pro Rata Share of any Letter of Credit Commitment Fees and Letter of Credit Negotiation Fees paid by Borrower, but such other Banks shall have no right to share in any Letter of Credit Issuance Fees or any other fees paid by Borrower to Firstar in connection with any of the Letters of Credit.

     (g) Notwithstanding any provision contained in this Agreement to the contrary, if any Letters of Credit remain outstanding on the last day of the Revolving Credit Period, Borrower shall, on or before 12:00 noon (St. Louis time) on the last day of the Revolving Credit Period, (i) surrender the originals of the applicable Letter(s) of Credit to Firstar for cancellation, (ii) provide Firstar with a clean irrevocable standby letter of credit in a face amount at least equal to One Hundred Ten Percent (110%) of the aggregate undrawn face amount of all outstanding Letter(s) of Credit plus all unreimbursed drawings with respect thereto (the "Back-Up Letter of Credit"), which Back-Up Letter of Credit must be in form and substance satisfactory to the Required Banks and issued by a domestic commercial bank acceptable to the Required Banks or (iii) provide Firstar with cash collateral (or other collateral acceptable to the Required Banks in their sole and absolute discretion) in an amount at least equal to the aggregate undrawn face amount of all outstanding Letter(s) of Credit plus all unreimbursed drawings with respect thereto and execute and deliver to Firstar such agreements as Firstar or the Required Banks may require to grant Firstar a first priority perfected security interest in such cash or other collateral. Any such cash collateral received by Firstar pursuant to this Section 2.02(g) shall be held by Firstar in a separate account at Firstar appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Firstar as collateral security for the payment of the Borrower's Obligations. Cash amounts delivered to Firstar pursuant to the foregoing requirements of this Section 2.02(g) shall be invested, at the request and for the account of Borrower in investments of a type and nature and with a term acceptable to the Required Banks. Such amounts, including in the case of cash amounts invested in the manner set forth above, shall not be used by Firstar to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Firstar for drawings or payments under or pursuant to such Letters of Credit which Firstar has paid, or if no such reimbursement is required to the payment of such of the other Borrower's Obligations as the Required Banks shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 2.02(g) after the payment in full of all of the Borrower's Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Firstar's reasonable expenses, if any).

     2.03   METHOD OF BORROWING.

     (a) Borrower shall give notice (a "Notice of Borrowing") to the Agent by 11:30 a.m. (St. Louis time) on the Domestic Business Day of each Prime Loan, and by 11:30 a.m. (St. Louis
Time) at least three (3) Eurodollar Business Days before each

LIBOR Loan, specifying:

            (i)    the date of such Loan, which shall be a
     Domestic Business Day in the case of a Prime Loan and a Eurodollar Business Day in the case of a LIBOR Loan,

            (ii)   the aggregate principal amount of such Loan,

            (iii) whether such Loan is to be a Prime Loan or a LIBOR Loan,

            (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     (b) Upon receipt of a Notice of Borrowing given to it, the Agent shall notify each Bank by 1:00 p.m. (St. Louis time) on the date of receipt of such Notice of Borrowing by the Agent (which must be a Domestic Business Day) of the contents thereof and of such Bank's Pro Rata Share of such Loan. A Notice of Borrowing shall not be revocable by Borrower.

     (c) Not later than 2:00 p.m. (St. Louis time) on the date of each Loan, each Bank shall (except as provided in subsection
(d) of this Section) make available its Pro Rata Share of such Loan, in Federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address specified in or pursuant to Section 8.07. Unless the Agent determines that any applicable condition specified in Section 3 has not been satisfied, the Agent will make the funds so received from the Banks available to Borrower immediately thereafter at the Agent's aforesaid address by crediting such funds to Borrower's Account No. 1001665965 at Firstar (or such other account of Borrower at Firstar as may from time to time be mutually agreed upon in writing between the Agent and Borrower). The Agent shall not be required to make any amount available to Borrower hereunder except to the extent the Agent shall have received such amounts from the Banks as set forth herein; provided, however, that unless the Agent shall have been notified by a Bank prior to the time a Loan is to be made hereunder that such Bank does not intend to make its Pro Rata Share of such Loan available to the Agent, the Agent may assume that such Bank has made such Pro Rata Share available to the Agent prior to such time, and the Agent may in reliance upon such assumption make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to Borrower, the Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on but excluding the date the Agent recovers such amount from such Bank at a rate per annum equal to the Fed Funds Rate.

     (d) If any Bank makes a new Loan under this Agreement on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by Borrower to the Agent as provided in
Section 2.11, as the case may be.

     (e) Borrower hereby authorizes the Agent and each Bank to rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.03 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to the Agent) (each, an "Authorized Person") with respect to any request to make a Loan or a repayment under this Agreement, and on any signature which the Agent or such Bank, as the case may be, believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to defend and indemnify the Agent and each Bank and hold the Agent and each Bank harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of any notices or instructions believed by the Agent or such Bank, as the case may be, in good faith to have been sent or delivered by an Authorized Person, regardless of whether such notice or instruction was in fact delivered by an Authorized Person.

     2.04   NOTES.

     (a) The Loans of each Bank to Borrower shall be evidenced by a Revolving Credit Note payable to the order of such Bank in a principal amount equal to the maximum amount of such Bank's Commitment, each of which Revolving Credit Notes shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed, restated or replaced (including, without limitation, any Note issued in full or partial replacement of an existing Note as a result of an assignment by a Bank), individually referred to as a "Note" and collectively referred to as the "Notes").

     (b) Each Bank shall record in its books and records the date, amount, type and maturity of each Loan made by it and the date, amount and currency of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of such Bank to make any such recordation or any mistake by such Bank in connection with any such recordation. The books and records of each Bank showing the account between such Bank and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

     2.05   DURATION OF INTEREST PERIODS AND SELECTION OF INTEREST
RATES.

     (a) The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing. Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Prime Loan, to elect that such Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Loan become a Prime Loan), by giving notice of such election to the Agent by 11:30 a.m. (St. Louis time) on the Domestic Business Day of, in the case of the election of the Prime Rate, and by 11:30 a.m. (St. Louis time) at least three (3) Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Agent and the Banks under
Section 6 of this Agreement, so long as any Default or Event of Default has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime into a LIBOR Loan.

     (b) If the Agent does not receive a notice of election for a Loan pursuant to Section 2.05(a) above within the applicable time limits specified therein, Borrower shall be deemed to have elected to pay such Loan in whole pursuant to Section 2.11 on the last day of the current Interest Period with respect thereto and to reborrow the principal amount of such Loan on such date as a Prime Loan.

     (c) Borrower may not have outstanding and the Banks shall not be obligated to make more than ten (10) LIBOR Loans at any one time.

     2.06   INTEREST RATES AND INTEREST PAYMENTS.

     (a) So long as no Event of Default has occurred and is continuing, each Prime Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Adjusted Prime Rate. So long as any Event of Default has occurred and is continuing, each Prime Loan shall, unless otherwise agreed in writing by each Bank, bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to Two Percent (2%) over and above the Adjusted Prime Rate. Such interest shall be payable monthly in arrears on the first (1st) day of each month commencing on the first such date after such Prime Loan is made, and at the maturity of the Notes (whether by reason of acceleration or otherwise). From and after the maturity of the Notes, whether by reason of acceleration or otherwise, each Prime Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Two Percent (2%) over and above the Adjusted Prime Rate.

     (b) So long as no Event of Default has occurred and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the applicable LIBOR Rate.
So long as any Event of Default has occurred and is continuing, each LIBOR Loan shall, unless otherwise agreed in writing by each Bank, bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to Two Percent (2%) over and above the applicable LIBOR Rate. Interest shall be payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be payable at the end of the first three (3) months of such Interest Period and on the last day of such Interest Period, and at the maturity of the Notes (whether by reason of acceleration or otherwise). From and after the maturity of the Notes, whether by reason of acceleration or otherwise, each LIBOR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to Two Percent (2%) over and above the higher of
(i) the LIBOR Rate for the immediately preceding Interest Period applicable to such LIBOR Loan or (ii) the Adjusted Prime Rate.

     (c) The Agent shall determine each interest rate applicable to the Loans under this Agreement and its determination thereof shall be conclusive in the absence of manifest error.

     2.07 COMPUTATION OF INTEREST. Interest on Prime Loans under this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

     2.08   FEES.

     (a) From the date of this Agreement to but excluding the last day of the Revolving Credit Period, Borrower shall pay to the Agent for the account of each Bank a nonrefundable commitment fee on the unused portion of the Commitment of such Bank (determined by subtracting such Bank's Pro Rata Share of the Total Outstandings (other than any portion of the Total Outstandings consisting of the undrawn face amount of any Letters of Credit which are commercial Letters of Credit) from such Bank's Commitment) at a rate per annum equal to the Applicable Commitment Fee Rate. Such commitment fee shall be (i) calculated on a daily basis, (ii) payable quarterly in arrears on the first (1st) day of each January, April, July and October during the Revolving Credit Period commencing July 1, 2000, and on the last day of the Revolving Credit Period and (iii) calculated on an actual day, 360-day year basis.

     (b) Borrower agrees to pay the Agent certain fees in the amounts set forth in a letter agreement between Borrower and the Agent dated June 22, 2000, as the same may from time to time be amended, modified, extended, renewed or restated.

     (c) If Borrower fails to make any payment of any principal of or interest on any Loan within ten (10) days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of the Agent and the Banks under this Agreement and at law or in equity, Borrower shall pay the Agent for the ratable benefit of the Banks on demand with respect to each such late payment a late fee in an amount equal to the greater of $100.00 or Five Percent (5%) of the amount of each such late payment.

     2.09 Termination or Reduction of Commitments. Borrower may, upon three (3) Domestic Business Days' prior written notice to the Agent, terminate entirely at any time, or proportionately reduce from time to time on a pro rata basis among the Banks based on their respective Pro Rata Shares by an aggregate amount of $5,000,000.00 or any larger multiple of $1,000,000.00 the unused portions of the Commitments; provided, however, that (i) at no time shall the Commitments be reduced to a figure less than the Total Outstandings, (ii) at no time shall the Commitments be reduced to a figure greater than zero but less than $5,000,000.00 and (iii) any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Commitment of any Bank.

     2.10   VOLUNTARY PREPAYMENTS.

     (a) Borrower may, upon notice to the Agent specifying that it is paying the Prime Loans, pay without penalty or premium the Prime Loans in whole at any time or in part from time to time in amounts aggregating $500,000.00 or any larger multiple of $25,000.00, by paying the principal amount to be paid; provided, however, that in no event may Borrower make a partial payment of Prime Loans which results in the total outstanding Prime Loans being greater than zero but less than $500,000.00. Each such optional payment shall be applied to pay the Prime Loans of the several Banks in proportion to their respective Pro Rata Shares.

     (b) Borrower may, upon at least three (3) Eurodollar Business Day's notice to the Agent specifying that it is paying the LIBOR Loans, pay the LIBOR Loans to which a given Interest Period applies, in whole, or in part in amounts aggregating $1,000,000.00 or any larger multiple of $500,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.12; provided, however, that in no event may Borrower make a partial payment of LIBOR Loans which results in the total outstanding LIBOR Loans with respect to which a given Interest Period applies being greater than $0.00 but less than $1,000,000.00. Each such optional payment shall be applied to pay the LIBOR Loans of the several Banks in proportion to their respective Pro Rata Shares.

     (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Pro Rata Share of such payment and such notice shall not thereafter be revocable by Borrower.

     2.11 GENERAL PROVISIONS AS TO PAYMENTS. Borrower shall make each payment of principal of, and interest on, the Loans and of fees and all other amounts payable under this Agreement, not later than 12:00 p.m. (St. Louis time) on the date when due, in Federal or other funds immediately available in St. Louis, Missouri, to the Agent at its address referred to in Section 8.07. All payments received by the Agent after 12:00 p.m. (St. Louis time) on a Domestic Business Day shall be deemed to be received by the Agent on the next succeeding Domestic Business Day. The Agent and the Banks agree that irrevocable authorization from Borrower to the Agent to debit an account of Borrower at Firstar shall constitute "payment" by Borrower under this Section at the time such authorization is given provided there are sufficient collected funds in such account to cover the requested payment(s). The Agent will distribute to each Bank in immediately available funds its Pro Rata Share of each such payment received by the Agent for the account of the Banks by 2:00 p.m. (St. Louis time) on the day of receipt of such payment by the Agent if such payment is received by the Agent from Borrower by 12:00 noon (St. Louis time) on such day or by 12:00 noon (St. Louis time) on the next succeeding Domestic Business Day if such payment is received by the Agent from Borrower after 12:00 noon (St. Louis time) on such day. Any such payment owed by the Agent to any Bank which is not paid within the applicable time period shall bear interest (payable by the Agent) until paid at the Fed Funds Rate. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

     2.12 FUNDING LOSSES. Notwithstanding any provision contained in this Agreement to the contrary, (a) if Borrower makes any payment of principal with respect to any LIBOR Loan (pursuant to Sections 2 or 6 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if Borrower fails to borrow or pay any LIBOR Loan after notice has been given to by Borrower to the Agent in accordance with Section 2.03, 2.05,
2.10 or otherwise, or if Borrower fails to pay any principal of or interest on a LIBOR Loan on the date when due (whether by reason of maturity, acceleration or otherwise), Borrower shall reimburse each Bank on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties and any loss of margin for the period after any such payment, provided that such Bank shall have delivered to Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of manifest error.

     2.13   BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR
UNFAIR.  If with respect to any Interest Period:

            (a) deposits in Dollars (in the applicable amounts) are not being offered to any one or more Banks in the relevant market for such Interest Period (despite good faith efforts by such Bank(s) to request such offers (whether through brokers or otherwise)), or

            (b) any Bank determines in good faith that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to such Bank of maintaining or funding the LIBOR Loans for such Interest Period, such Bank shall forthwith give notice thereof to the Agent, each other Bank and Borrower which notice shall set forth in detail the basis for such notice, whereupon (i) until the Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the LIBOR Rate shall not be available to Borrower as an interest rate option on any Loans and (ii) all of the then outstanding LIBOR Loans shall automatically convert to Prime
Loans on the last day of the then current Interest Period applicable to each such LIBOR Loan. Interest accrued on each such Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.12.

     2.14 ILLEGALITY. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall make it unlawful or impossible for any Bank to make, maintain or fund its LIBOR Loans to Borrower, such Bank shall forthwith give notice thereof to the Agent, each other Bank and Borrower. Upon receipt of such notice, Borrower shall convert all of its then outstanding LIBOR Loans to Prime Loans on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if each Bank may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if any Bank may not lawfully continue to fund and maintain such LIBOR Loan to such day. Interest accrued on each such Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under
Section 2.12.

     2.15 INCREASED COST. If (a) Regulation D or (b) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a "Regulatory Change"):

            (i) shall subject any Bank to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of such Bank imposed by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof); or

            (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by The Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Bank or shall, with respect to any Bank impose, modify or deem applicable any other condition affecting such Bank's LIBOR Loans, such Bank's Note or such Bank's obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, and if such Bank is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to "LIBOR Reserve Percentage" in the calculation of the LIBOR Rate, then upon notice by such Bank to Borrower, which notice shall set forth such Bank's supporting calculations in reasonable detail and the details of the Regulatory Change, Borrower shall pay such Bank, as additional interest, such additional amount or amounts as will compensate such Bank for such increased cost or reduction. The determination by any Bank under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Banks may use any reasonable averaging and attribution methods.

     2.16 PRIME LOANS SUBSTITUTED FOR AFFECTED LIBOR LOANS. If notice has been given by a Bank pursuant to Sections 2.14 or 2.15 then, unless and until the Agent notifies Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made to Borrower as LIBOR Loans shall be made instead as Prime Loans. The applicable Bank shall promptly notify the Agent and Borrower if and when the circumstances giving rise to such repayment no longer apply.

     2.17 CAPITAL ADEQUACY. If, after the date of this Agreement, any Bank shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on such Bank's capital in respect of its obligations under this Agreement to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such reduction. All determinations made in good faith by such Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

     2.18 SURVIVAL OF INDEMNITIES. All indemnities and all provisions relating to reimbursement to the Banks of amounts sufficient to protect the yield to the Banks with respect to the Loans, including, without limitation, Sections 2.12, 2.13, 2.14,
2.15 and 2.17 of this Agreement, shall survive the payment of the Notes and the other Borrower's Obligations and the termination of this Agreement.

     2.19 DISCRETION OF BANKS AS TO MANNER OF FUNDING. Notwithstanding any provision contained in this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Bank's funding losses and expenses under Section 2.12) shall be made as if such Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits in Dollars having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Base Rate.

     2.20   TAXES.

     (a) Any and all payments by Borrower to or for the account of the Agent or any Bank under this Agreement, any Note and/or any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Agent and each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Agent or such Bank (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement, any Note and/or any other Transaction Document to the Agent or any Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) the Agent or such Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to the Agent (who shall forward the same to the applicable Bank), at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under this Agreement, any Note and/or any other Transaction Document or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note and/or any other Transaction Document (hereinafter referred to as "Other Taxes").

     (c) Borrower agrees to indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this
Section 2.20), paid by the Agent or such Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within fifteen (15) days from the date the Agent or such Bank (as the case may be) makes demand therefor, accompanied by a certificate of the Agent or such Bank (as the case may be) setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

     (d) The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Notes and the other Borrower's Obligations.

     2.21 SHARING OF PAYMENTS. The Banks agree among themselves that, in the event that any Bank shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker's lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower's Obligations in excess of its Pro Rata Share of all such payments, such Banks shall immediately purchase from the other Banks participations in the Loans or other Borrower's Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Banks share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower's Obligations. The Banks further agree among themselves that if any such excess payment to a Bank shall be rescinded or must otherwise be restored, the other Banks which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Bank whose payment shall have been rescinded or otherwise restored. Borrower agrees that any Banks so purchasing a participation in the Loans or other Borrower's Obligations to the other Banks may exercise all rights of set-off, banker's lien and/or counterclaim as fully as if such Banks were a holder of such Loan or other Borrower's Obligations in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Bank receives a secured claim in lieu of a set-off to which this Section 2.21 would apply, such Banks shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this
Section 2.21 to share in the benefits of any recovery of such secured claim.

SECTION 3.  PRECONDITIONS TO LOANS AND LETTERS OF CREDIT.
---------------------------------------------------------

     3.01 INITIAL LOAN OR LETTER OF CREDIT. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make the initial Loan under this Agreement and Firstar shall have no obligation to issue the initial Letter of Credit under this Agreement unless the Agent shall have first received:

            (a) this Agreement, executed by a duly authorized officer of Borrower;

            (b) the Notes, each executed by a duly authorized officer of Borrower;

            (c) a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents, certified by the Secretary of Borrower;

            (d) a copy of the Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of Delaware;

            (e) a copy of the By-Laws of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

            (f) an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Transaction Documents;

            (g) certificates of corporate good standing of Borrower issued by the Secretaries of State of the States of Delaware and Missouri;

            (h) an opinion of counsel of Husch & Eppenberger, outside counsel for Borrower, in the form of Exhibit E attached hereto and incorporated herein by reference; and an opinion of Jane E. Nelson, Esq., General Counsel of Borrower, in the form of Exhibit F attached hereto and incorporated herein by reference;

            (i)    the Notice of Borrowing required by Section
     2.03 and/or the Letter of Credit Request and the Letter of Credit Application required by Section 2.02(a), as the case may be; and

            (j) such other agreements, documents, instruments and certificates as the Agent and/or any Bank may reasonably request.

     3.02 ALL LOANS. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make any Loan under this Agreement unless:

            (a) the Agent shall have received a Notice of Borrowing for such Loan as required by Section 2.03;

            (b) both immediately before and immediately after the making of such Loan, no Default or Event of Default shall have occurred and be continuing;

            (c) no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing; and

            (d) all of the representations and warranties made by Borrower and/or any other Obligor in this Agreement and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Loan (and for purposes of this Section 3.02(d), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower and its Subsidiaries delivered to the Banks pursuant to
     Section 5.01(a)).

     Each request for a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the facts specified in clauses (b),
(c) and (d) of this Section 3.02.

     3.03 ALL LETTERS OF CREDIT. Notwithstanding any provision contained herein to the contrary, Firstar shall have no obligation to issue any Letter of Credit under this Agreement unless:

            (a)    Firstar shall have received a Letter of Credit
     Request for such Letter of Credit as required by Section
     2.02(a);

             (b) Firstar shall have received a Letter of Credit Application for such Letter of Credit as required by Section
     2.02(a), duly executed by an authorized officer of Borrower as applicant and account party;

             (c) Borrower shall have complied with all of the procedures and requirements set forth in Section 2.02;

             (d) both immediately before and immediately after the issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

             (e) no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing;

            (f) all of the representations and warranties made by Borrower and/or any other Obligor in this Agreement and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of the issuance of such Letter of Credit as if made on and as of the date of the issuance of such Letter of Credit (and for purposes of this Section 3.03(f), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower and its Subsidiaries delivered to the Banks pursuant to
     Section 5.01(a)); and

            (g)    Firstar shall have received such other
     documents, certificates and agreements as it may reasonably request.

Each request for the issuance of a Letter of Credit by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the issuance of such Letter of Credit as to the facts specified in clauses (d), (e) and (f) of this Section 3.03.

SECTION 4.  REPRESENTATIONS AND WARRANTIES.
-------------------------------------------

     Borrower hereby represents and warrants to the Agent and each Bank that:

     4.01   CORPORATE EXISTENCE AND POWER.  Borrower and each
Subsidiary: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b) has all requisite corporate powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

     4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Borrower of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents to which it is a party are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower.

     4.03 BINDING EFFECT. This Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents to which Borrower is a party and which have been executed contemporaneously with or prior to the execution of this Agreement have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the Letter of Credit Applications and the other Transaction Documents to which Borrower is a party which were not executed contemporaneously with or prior to the execution of this Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by
(a) bankruptcy, insolvency or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.04 FINANCIAL STATEMENTS. Borrower has furnished the Agent and each Bank with (a) a consolidated balance sheet and consolidated statements of income, cash flows and changes in stockholders' equity of Borrower and its Subsidiaries as of and for the fiscal year ended February 5, 2000, all certified by Borrower's independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied and (b) an unaudited consolidated balance sheet and unaudited consolidated statements of income, cash flows and changes in stockholders' equity of Borrower and its Subsidiaries as of and for the fiscal quarter ended April 29, 2000, certified by the chief financial officer of Borrower as being true and correct to the best of his or her knowledge and as being prepared in accordance with GAAP consistently applied. Borrower further represents and warrants to the Agent and each Bank that (a) said balance sheets fairly present the condition of Borrower and its Subsidiaries as of the dates thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower and its Subsidiaries taken as a whole since April 29, 2000, and (c) neither Borrower nor any of its Subsidiaries had any direct or contingent liabilities which are not disclosed on said balance sheets (to the extent such disclosure is required by GAAP).

     4.05 LITIGATION. Except as disclosed on Schedule 4.05 attached hereto, there is no action or proceeding pending against or, to the knowledge of any Responsible Officer of Borrower, threatened against or affecting Borrower or any Subsidiary before any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official which, if determined adversely against Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official, a default under which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower after due inquiry, there are no outstanding judgments against Borrower or any Subsidiary.

     4.06 Pension and Welfare Plans. Each Pension Plan and Welfare Plan complies in all material respects with ERISA (to the extent ERISA is applicable to such Pension Plan or Welfare Plan) and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan which is subject to ERISA; neither Borrower nor any Subsidiary nor any ERISA
Affiliate has withdrawn from any Multi-Employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any Subsidiary nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to the Agent and each Bank, neither Borrower nor any Subsidiary nor any ERISA Affiliate has any unfunded liability with respect to any Welfare Plan.

     4.07   TAX RETURNS AND PAYMENT.  Except as disclosed on
Schedule 4.07 attached hereto, Borrower and its Subsidiaries have filed all United States Federal and all other tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective Properties, assets, income and franchises which have become due and payable by Borrower or any of its Subsidiaries, except for (a) the filing of state and local tax returns which the failure to file (i) by the Borrower or any Subsidiary was not willful and (ii) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) taxes, assessments, fees and other governmental charges wherein the amount, applicability or validity are being contested by Borrower or any such Subsidiary by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established and (c) taxes, assessments, fees and other governmental charges the nonpayment of which (i) by the Borrower or any Subsidiary was not willful and (ii) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material tax liabilities of Borrower and its Subsidiaries were adequately provided for as of April 29, 2000, and are now so provided for on the books of Borrower and its Subsidiaries. Except as disclosed on Schedule 4.07 attached hereto, there is no proposed, asserted or assessed tax deficiency against Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.08 SUBSIDIARIES. Borrower has no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. Schedule 4.08 attached hereto correctly sets forth, for each Subsidiary, the number of shares of each class of stock or other equity interests authorized for such Subsidiary, the number of outstanding and the percentage of the outstanding shares of each such class owned, directly or indirectly, by Borrower or one or more of its Subsidiaries. All of the issued and outstanding capital stock and other equity interests of each Subsidiary is duly authorized, validly issued and fully paid and nonassessable. Except as disclosed on Schedule 4.08 attached hereto, neither Borrower nor any Subsidiary, individually or collectively, owns or holds, directly or indirectly, any capital stock of or equity interest in any other Person other than Borrower's Subsidiaries. Borrower may at any time amend, modify or supplement Schedule 4.08 by notifying the Agent and each Bank in writing of any changes thereto, including any formation, acquisition, merger or liquidation of any Subsidiary or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 4.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

     4.09 COMPLIANCE WITH OTHER INSTRUMENTS; NONE BURDENSOME. Neither Borrower nor any Subsidiary is a party to any contract, agreement, document or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect; none of the execution and delivery by Borrower of the Transaction Documents to which it is a party, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of the Certificate of Incorporation or By-Laws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property of Borrower is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of the Agent pursuant to the Transaction Documents). No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

     4.10 OTHER DEBT, GUARANTEES AND CAPITALIZED LEASES. Except as disclosed on Schedule 4.10 attached hereto and except for Debt of any Wholly-Owned Subsidiary to Borrower or any other Wholly-Owned Subsidiary, neither Borrower nor any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any Debt, Guarantees or Capitalized Leases other than the Borrower's Obligations. Borrower may at any time amend, modify or supplement Schedule 4.10 by notifying the Agent and each Bank in writing of any changes thereto, and thereby the representations and warranties contained in this Section 4.10 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

     4.11   LABOR MATTERS.   Neither Borrower nor any Subsidiary
is a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect. There are no strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject which could reasonably be expected to have a

Material Adverse Effect. Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act (if applicable) or
(b) any other applicable law dealing with such matters, the violation of which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any Subsidiary, or for which any claim may be made against any of them, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on their respective books in accordance with GAAP.

     4.12   TITLE TO PROPERTY.  Except as disclosed on Schedule
4.12 attached hereto, Borrower and each Subsidiary is the sole owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such Subsidiary to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens. Borrower and each Subsidiary enjoys peaceful and undisturbed possession in all material respects under all leases under which it is operating as a lessee.

     4.13 REGULATION U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) for the purpose of buying or carrying margin stock (other than repurchases by Borrower of shares of common stock of Borrower) or to extend credit to others for the purpose of buying or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by the Agent or any Bank, Borrower shall furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

     4.14 MULTI-EMPLOYER PENSION PLAN AMENDMENTS ACT OF 1980. Borrower and each Subsidiary is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), except to the extent the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has any liability for pension contributions pursuant to MEPPAA.

     4.15 INVESTMENT COMPANY ACT OF 1940; PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. Borrower is not an "investment company" within the meaning of, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

     4.16 PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC. Borrower and each Subsidiary possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses and other intellectual property necessary to conduct its business without conflict with any patent, patent right, trademark, trademark right, trade name, copyright, license or other intellectual property of any other Person, except where such failure to possess or such conflict could not reasonably be expected to have a Material Adverse Effect.

     4.17 ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Except as disclosed on Schedule 4.17 attached hereto: (i) the operations of Borrower and each Subsidiary comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which could reasonably be expected to have a Material Adverse Effect; (ii) none of the operations of Borrower or any Subsidiary are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law, which, if determined adversely against Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect; (iii) none of the operations of Borrower or any Subsidiary is the subject of any Federal, state or other investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary, which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect; (iv) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and (v) neither Borrower nor any Subsidiary has any material contingent liability in connection with any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances.

     4.18 INVESTMENTS. Neither Borrower nor any Subsidiary has any Restricted Investments.

     4.19 NO DEFAULT. No Default or Event of Default under this Agreement has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower or any Subsidiary is a party or by which any Property of Borrower or any Subsidiary is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary has and is in full compliance with and in good standing with respect to all governmental and/or regulatory permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower's knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower or such Subsidiary, as the case may be. Neither Borrower nor any Subsidiary is in violation of any applicable Federal, state, local, foreign or other statute, law, rule, regulation or ordinance, a violation of which could reasonably be expected to have a Material Adverse Effect.

     4.20 PURCHASE AND OTHER COMMITMENTS AND OUTSTANDING BIDS. No material purchase or other commitment of Borrower or any Subsidiary is in excess of the normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or, to the actual knowledge of the Responsible Officers of Borrower, contains terms and conditions more onerous than those usual and customary in the applicable industry. There is no material outstanding bid, sales proposal, contract or unfilled order of Borrower or any Subsidiary which (a) will, or could if accepted, require Borrower or any Subsidiary to supply goods or services at a cost to Borrower or any Subsidiary in excess of the revenues to be received therefor or (b) quotes prices which do not include a markup over reasonably estimated costs consistent with past markups on similar business based on market conditions current at that time.

     4.21 DISCLOSURE. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to the Agent and/or any Bank in writing by or on behalf of Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the actual knowledge of the Responsible Officers of Borrower, there is no fact peculiar to Borrower or any Subsidiary which presently has a Material Adverse Effect or in the future (so far as the Responsible Officers of Borrower can now foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to the Agent and each Bank.

SECTION 5.  COVENANTS.
----------------------

     5.01 AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that, so long as (i) any Bank has any obligation to make any Loan under this Agreement, (ii) Firstar has any obligation to issue any Letter of Credit under this Agreement,
(iii) any Letter of Credit remains outstanding or (iv) any of Borrower's Obligations remain unpaid:

     (a)    INFORMATION.  Borrower will deliver to each Bank:

            (i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of
     Borrower: (A) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders' equity for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of independent certified public accountants of nationally recognized standing selected by Borrower and reasonably acceptable to the Required Banks together with (1) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report (including, without limitation, reviewing the computations of Borrower evidencing Borrower's compliance with the covenants contained in Section 5.01(o) of this Agreement), such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (2) industry segment information prepared in the same amount of detail as set forth in Borrower's annual report to shareholders for the fiscal year ended February 5, 2000, certified by the chief financial officer of Borrower as fairly presenting the information therein; provided, however, that delivery within the time period specified above of copies of the Annual Report on Form 10-K of Borrower for such fiscal year as filed with the Securities and Exchange Commission (together with Borrower's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) together with the accountant's certificate described above shall be deemed to satisfy the requirements of this Section 5.01(a)(i) with respect to delivery of the audited consolidated financial statements referred to above and, so long as the annual report to shareholders accompanying such Annual Report on Form 10-K is prepared as to business segment information in the same amount of detail as set forth in the annual report to shareholders for the fiscal year ended February 5, 2000, the industry segment information referred to above;

            (ii) as soon as available and in any event within forty-five (45) days after the end of each of the first three
     (3) fiscal quarters of each fiscal year of Borrower: (A) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, cash flows and changes in stockholders' equity for such fiscal quarter and for the portion of Borrower's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and satisfactory in form to the Required Banks and certified (subject to normal year-end adjustments and absence of footnotes) as to fairness of presentation, GAAP and consistency by the chief financial officer of Borrower; provided, however, that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a)(ii) with respect to consolidated financial statements;

            (iii)  promptly upon transmission thereof, one copy of
     (A) each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary generally to its stockholders or to its creditors (other than Borrower or another Subsidiary) and (B) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Agent or any Bank), and each prospectus and all amendments thereto filed by Borrower or any Subsidiary with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and of each press release and other statement made available generally by Borrower or any Subsidiary to the public concerning developments that are material;

            (iv) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a)(i) and 5.01(a)(ii) above, a certificate of the chief financial officer of Borrower in the form attached hereto as Exhibit G and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower's compliance with the covenants contained in Section 5.01(o) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (C) certifying that all of the representations and warranties made by Borrower and/or any other Obligor in this Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate and (D) containing a detailed description of any Related Party Arrangement entered into during the period covered by such financial statements;

            (v) promptly upon receipt thereof, any reports submitted to Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 5.01(a)(i) and (ii) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary;

            (vi) as soon as available and in any event within ninety (90) days after the beginning of each fiscal year of Borrower, consolidated balance sheet, income statement and cash flow projections for Borrower and its Subsidiaries for such fiscal year and the succeeding one (1) year period, all in form and detail reasonably acceptable to the Required Banks; and

            (vii) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as the Agent or any Bank may from time to time reasonably request.

     Each Bank is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or any Subsidiary to any regulatory authority having jurisdiction over such Bank pursuant to any request therefor.

     (b) PAYMENT OF INDEBTEDNESS. Borrower will, and it will cause each Subsidiary to, (i) pay and discharge any and all Indebtedness payable or Guaranteed by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Indebtedness or Guarantee (provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Indebtedness which does not constitute Debt the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such Indebtedness forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks) and (ii) perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Indebtedness or Guarantee.

     (c) Maintenance of Books and Records; Consultations and Inspections. Borrower will, and it will cause each Subsidiary to, maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP and in which true, correct and complete entries shall be made of all dealings and transactions in relation to its business. Borrower will, and it will cause each Subsidiary to, permit the Agent and each Bank (and any Person appointed by the Agent or any Bank to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the officers of Borrower and each Subsidiary and, upon oral or written notice to Borrower, their independent public accountants (during which discussions, representatives of Borrower shall have the right to be present), all at such reasonable times during normal business hours and as often as the Agent or any Bank may from time to time reasonably request. Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by the Agent and each Bank during normal business hours and at other reasonable times. Borrower will reimburse the Agent and each Bank upon demand for all reasonable costs and expenses incurred by the Agent or any Bank in connection with any such inspection conducted by the Agent or any Bank while any Default or Event of Default under this Agreement has occurred and is continuing. Borrower irrevocably authorizes the Agent and each Bank to, upon oral or written notice to Borrower, communicate directly with Borrower's independent public accountants and irrevocably authorizes and directs such accountants to disclose to the Agent and each Bank any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as the Agent or any Bank may from time to time reasonably request in writing.

     (d) PAYMENT OF TAXES. Borrower will, and it will cause each Subsidiary to, duly file all Federal, state, local, foreign and other income tax returns and all other tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks.

     (e) PAYMENT OF CLAIMS. Borrower will, and it will cause each Subsidiary to, promptly pay and discharge (i) all trade accounts payable in accordance with its usual and customary business practices as in effect on the date of this Agreement (but in no event later than thirty (30) days after the due date thereof) and (ii) all claims for work, labor, materials or supplies which if unpaid does or could reasonably be expected to become a Lien upon any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks.

     (f) CORPORATE EXISTENCE. Borrower will, and it will cause each Subsidiary to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

     (g) MAINTENANCE OF PROPERTY. Borrower will, and it will cause each Subsidiary to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted.

     (h) COMPLIANCE WITH LAWS, REGULATIONS, ETC. Borrower will, and it will cause each Subsidiary to, (i) comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower or such Subsidiary, as the case may be, is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws), the violation of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect and (ii) obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, the failure to obtain which license, permit, franchise and/or other governmental or regulatory authorization could reasonably be expected to have a Material Adverse Effect.

     (i) ENVIRONMENTAL MATTERS. Borrower will give the Agent and each Bank prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened with respect to Borrower or any Subsidiary or any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws and which could reasonably be expected to have a Material Adverse Effect. Within thirty (30) days after the giving of any such notice, Borrower shall deliver to the Agent and each Bank Borrower's plan with respect to any removal or remediation required by any Environmental Law or any other applicable law, rule or regulation and Borrower agrees to complete any such removal and/or remediation within the time required thereby. Borrower shall promptly provide the Agent and each Bank with copies of all documentation relating thereto, and such other information with respect to environmental matters as the Agent or any Bank may reasonably request from time to time.

     (j) ERISA Compliance. If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, shall comply in all material respects with all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to:

            (i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to engage in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

            (ii) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to incur any "accumulated funding deficiency", as such term is defined in
     Section 302 of ERISA, 29 U.S.C. Sub-section 1082, whether or not waived;

            (iii) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to
     Section 4068 of ERISA, 29 U.S.C. Sub-section 1368; or

            (iv) take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.

     Notwithstanding any provision contained in this Section 5.01(j) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of this Section 5.01(j) unless said action, individually or cumulatively with other acts of Borrower and its Subsidiaries, has or could reasonably be expected to have a Material Adverse Effect.

     (k) NOTICES. Borrower will notify the Agent and each Bank in writing of any of the following within three (3) Domestic Business Days after any Responsible Officer of Borrower has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

            (i) the occurrence of any Default or Event of Default under this Agreement;

            (ii) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;

            (iii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $5,000,000.00 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $5,000,000.00) or any form of equitable relief which, if granted, could reasonably be expected to have a Material Adverse Effect;

            (iv) the entry of any judgment or decree in an amount in excess of $100,000.00 against Borrower, any other
     Obligor  or any Subsidiary;

            (v) the occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

            (vi)   the occurrence of any event which could
     reasonably be expected to have a Material Adverse Effect;

            (vii)  any change in the name of Borrower, any other
     Obligor or any Subsidiary;

            (viii) any material change in Borrower's or any Subsidiary's line(s) of business;

            (ix)   the occurrence of any Change of Control Event;
     and

            (x) the occurrence of such other events as the Agent or any Bank may from time to time reasonably specify.

     (l) INSURANCE. Borrower will, and it will cause each Subsidiary to, insure all of its Property of the character usually insured by Persons engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons, unless higher limits or coverage are reasonably required in writing by the Required Banks (in which event Borrower and/or the applicable Subsidiary will have thirty
(30) days after written request by the Required Banks to obtain such additional insurance), and carry liability insurance and other insurance of a kind and in an amount generally carried by Persons engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Required Banks (in which event Borrower and/or the applicable Subsidiary will have thirty (30) days after written request by the Required Banks to obtain such additional insurance). All insurance required by this Section 5.01(l) shall be with insurers rated A-IX or better by A.M Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A.M. Best Company is not then in the business of rating insurers or rating foreign insurers) or such other insurers as may from time to time be reasonably acceptable to the Required Banks. All such insurance may be subject to reasonable deductible amounts. Simultaneously with each delivery of financial statements under
Section 5.01(a)(i), Borrower shall deliver to the Agent and each Bank a certificate of an officer of Borrower specifying the details of all insurance then in effect and certifying that all of the premiums therefor which are then due and payable have been paid in full.

     (m) FURTHER ASSURANCES. Borrower will, promptly upon request, execute and deliver to the Agent, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Agent or any Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

     (n) ACCOUNTANT. Borrower will give the Agent and each Bank prompt notice of any change of Borrower's independent certified public accountants and a statement of the reasons for such change. Borrower shall at all times utilize independent certified public accountants reasonably acceptable to the Required Banks.

     (o)    FINANCIAL COVENANTS.

            (i) MINIMUM CONSOLIDATED EBITDA. Borrower will have a Consolidated EBITDA of at least (A) $30,000,000.00

     ($35,000,000.00 if Prints Plus is still a Subsidiary of Borrower but is no longer treated as a discontinued operation in accordance with GAAP) during each four (4) consecutive fiscal quarter period of Borrower ending during the period commencing on the date of this Agreement and ending
     November 11, 2000, and (B) $45,000,000.00 ($50,000,000.00 if
     Prints Plus is still a Subsidiary of Borrower but is no longer treated as a discontinued operation in accordance with
     GAAP) during each four (4) consecutive fiscal quarter period of Borrower ending on or after November 12, 2000.

            (ii) MINIMUM CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Borrower will have a Consolidated Fixed Charge Coverage Ratio of at least (A) 1.05 to 1.0 for each four (4) consecutive fiscal quarter period of Borrower ending during the period commencing on the date of this Agreement and ending November 11, 2000, and (B) 1.25 to 1.0 for each four
     (4) consecutive fiscal quarter period of Borrower ending on or after November 12, 2000.

            (iii) MAXIMUM CONSOLIDATED DEBT TO CONSOLIDATED EBITDA RATIO. Borrower will have a Consolidated Debt to Consolidated EBITDA Ratio of not more than (A) 2.25 to 1.0 as of the last day of each fiscal quarter of Borrower ending during the period commencing on the date of this Agreement and ending November 11, 2000, and (B) 1.75 to 1.0 as of the last day of each fiscal quarter of Borrower ending on or after November 12, 2000.

            (iv) MINIMUM CONSOLIDATED NET WORTH. Borrower will, as of the last day of each fiscal quarter of Borrower, have a Consolidated Net Worth of at least the sum of (i) $40,000,000.00 plus (ii) Fifty Percent (50%) of Consolidated Net Income (with no deductions for losses) for each fiscal quarter of Borrower ending on or after the date of this Agreement, such required increases to be cumulative for each such fiscal quarter.

            (v) CAPITAL EXPENDITURES. Borrower will not, and it will not cause or permit any Subsidiary to, make any Capital Expenditure if the aggregate amount of all Capital Expenditures (including the Capital Expenditure in question) made by Borrower and all of its Subsidiaries on a combined basis during any fiscal year of Borrower would exceed $30,000,000.00; provided that if the aggregate amount of Capital Expenditures made by Borrower and its Subsidiaries on a combined basis during any fiscal year of Borrower is less than $30,000,000.00, the $30,000,000.00 limit for the immediately succeeding fiscal year of Borrower shall be increased by the difference between $30,000,000.00 and such actual aggregate Capital Expenditures for the preceding fiscal year.

     (p) COVENANT TO SECURE BORROWER'S OBLIGATIONS EQUALLY. Borrower will, if it or any Subsidiary shall create or assume any Lien upon any of its Property or assets, whether now owned or hereinafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 8.10 of this Agreement), make or cause to be made effective provision whereby all of the Borrower's Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured as evidenced by documentation which is acceptable to the Required Banks. Borrower acknowledges and agrees that compliance with this covenant will not cure a violation of Section 5.02(b) of this Agreement or any other covenant contained in this Agreement.

     (q) AMENDMENT OF NOTE AGREEMENTS. Borrower shall provide the Agent and each Bank with a written copy of any proposed amendment to any of the Note Agreements at least fifteen (15) Domestic Business Days prior to the effective date of such amendment and shall promptly furnish the Agent and each Bank with a copy of each effective amendment to any of the Note Agreements.

     (r) SUBSIDIARIES. If the Note Agreements expire or are otherwise terminated, (a) Borrower shall, within five (5) Domestic Business Days after such expiration or termination, cause each existing Subsidiary to guaranty the payment and performance of all of the Borrower's Obligations pursuant to a Guaranty in substantially the form of Exhibit I attached hereto (and contemporaneously with the execution of such guaranty, Borrower shall execute and/or obtain and deliver to the Agent such other documentation, including, without limitation, certified corporate documents, resolutions and legal opinions, as the Agent and/or Required Banks may require in connection therewith, all of which must be in form and substance reasonably satisfactory to the Required Banks) and (ii) if Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of such expiration or termination, Borrower shall cause such Subsidiary to guaranty the payment and performance of all of the Borrower's Obligations pursuant to a Guaranty in substantially the form of
Exhibit I attached hereto (and contemporaneously with the execution of each such guaranty, Borrower shall execute and/or obtain and deliver to the Agent such other documentation, including, without limitation, certified corporate documents, resolutions and legal opinions, as the Agent and/or Required Banks may require in connection therewith, all of which must be in form and substance reasonably satisfactory to the Required Banks).

     5.02 NEGATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that, so long as (i) any Bank has any obligation to make any Loan under this Agreement, (ii) Firstar has any obligation to issue any Letter of Credit under this Agreement,
(iii) any Letter of Credit remains outstanding or (iv) any of Borrower's Obligations remain unpaid, unless the prior written consent of the Required Banks is obtained:

     (a) LIMITATION ON INDEBTEDNESS. Borrower will not, and it will not cause or permit any Subsidiary to, incur or be obligated on any Indebtedness, either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

            (i)    the Borrower's Obligations;

            (ii)   Indebtedness of  a Wholly-Owned Subsidiary to
     Borrower or to another Wholly-Owned Subsidiary;

            (iii) unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business which are not more than (A) in the case of unsecured trade accounts payable and/or other normal accruals owed to any one or more of the ten (10) largest creditors of Borrower or the applicable Subsidiary, as the case may be (measured by the aggregate amount of unsecured trade accounts payable and/or other normal accruals then owed by Borrower or the applicable Subsidiary, as the case may be, to such creditor) thirty (30) days past due and (B) in the case of unsecured trade accounts payable and/or other normal accruals owed to all other creditors of the Borrower and/or any Subsidiary, sixty (60) past due (provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or other accrual the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and accruals forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks);

            (iv) Indebtedness existing as of the date of this Agreement and listed on Schedule 4.10 attached hereto (and without giving effect to any amendment to Schedule 4.10 made by Borrower after the date of this Agreement);

            (v)    Subordinated Debt;

            (vi) Capitalized Lease Obligations incurred on or after the date of this Agreement in an aggregate amount of up to $5,000,000.00 at any one time outstanding for Borrower and all of its Subsidiaries on a combined basis; and

            (vii) other Indebtedness of Borrower not otherwise permitted by this Section 5.02(a) in an aggregate principal amount at any one time outstanding not to exceed the sum of
     (A) $5,000,000.00 minus (B) the then aggregate outstanding amount of all Capitalized Lease Obligations incurred by Borrower and/or any Subsidiary on or after the date of this Agreement.

     (b) LIMITATION ON LIENS. Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its Property (other than treasury stock of Borrower), whether now owned or hereafter acquired, or upon any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Borrower's Obligations in accordance with the provisions of Section 5.01(p)), except for Permitted Liens.

     (c) MERGER, CONSOLIDATION, ETC.. Borrower will not, and it will not cause or permit any Subsidiary to, merge or consolidate with or into any other Person, permit any other Person to merge into or with or consolidate with it or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except:

            (i) any Wholly-Owned Subsidiary may merge or consolidate with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any other Wholly-Owned Subsidiary and any Subsidiary may convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to Borrower or any Wholly-Owned Subsidiary; and

            (ii) any Wholly-Owned Subsidiary may merge or consolidate with or into any other Person in order to consummate a Permitted Acquisition so long as the surviving entity is a Wholly-Owned Subsidiary; and

            (iii)  Asset Sales permitted by Section 5.2(d) below.

     (d) ASSET SALES. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any sale, transfer, lease (as lessor), loan or other disposition (each, an "Asset Sale") of any Property or assets (other than treasury stock of Borrower), other than:

            (i)    Asset Sales in the ordinary course of business;

            (ii)   Asset Sales of Property or assets by a
     Subsidiary to Borrower or a Wholly-Owned Subsidiary;

            (iii) the sale of all of the capital stock or all or substantially all of the assets of Prints Plus to an unrelated third party; and

            (iv) the sale of all or all or substantially all of the assets of Centrics to the Centrics Joint Venture.

     (e) SALE AND LEASEBACK TRANSACTIONS. Borrower will not, and it will not cause or permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby Borrower or such Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any Property owned by Borrower or such Subsidiary to any Person and then rent or lease, as lessee, such Property or any part thereof for a period or periods which in the aggregate would exceed twelve (12) months from the date of commencement of the lease term.

     (f) SALE OR DISCOUNT OF ACCOUNTS. Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its notes or accounts receivable or chattel paper.

     (g) TRANSACTIONS WITH AFFILIATES. Except for the transactions and arrangements described on Schedule 5.02(g) attached hereto as in effect on the date of this Agreement, Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (other than Borrower or a Wholly-Owned Subsidiary) (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate. The provisions of this Section 5.02(g) shall not apply to any arrangements between Borrower or any of its Subsidiaries and any entity subsequently created to continue development and licensing of certain of Borrower's software and related intellectual property; provided that the terms of such arrangements are determined to be fair and reasonable from Borrower's point of view by Borrower's Board of Directors (any such arrangement being herein referred to as a "Related Party Arrangement").

     (h) CHANGES IN NATURE OF BUSINESS. Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement.

     (i) FISCAL YEAR. Borrower will not, and it will not cause or permit any Subsidiary to, change its fiscal year.

     (j) STOCK REDEMPTIONS AND DISTRIBUTIONS. Borrower will not declare or incur any liability to make any Distribution in respect of the capital stock of Borrower; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would be created by or result from the payment of such dividends and/or from such stock redemptions, (i) Borrower shall be permitted to declare and pay cash dividends on its capital stock and (ii) Borrower shall be permitted to redeem shares of its capital stock for cash.

     (k) PENSION PLANS. Borrower will not, and it will not cause or permit any Subsidiary to, (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension
Plan which could result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty.

     (l) SUBORDINATED DEBT. Borrower will not make any payments of principal, interest or other amounts on or with respect to any of its Subordinated Debt to the extent prohibited by the subordination provisions governing the same.

     (m) RESTRICTED INVESTMENTS. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Restricted Investments.

     (n) ACQUISITIONS. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisitions other than Permitted Acquisitions.

     (o) SUBSIDIARIES. Borrower will not, and it will not cause or permit any Subsidiary to, create, form or acquire any Subsidiaries other than Wholly-Owned Subsidiaries.

     (p) LIMITATIONS ON RESTRICTIVE AGREEMENTS. Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits or limits the ability of Borrower or such Subsidiary, as the case may be, to (a) pay dividends or make other distributions or prepay any Indebtedness owed to Borrower and/or any Subsidiary,
(b) make loans or advances to Borrower and/or any Subsidiary, (c) transfer any of its properties or assets to Borrower and/or any Subsidiary (other than with respect to assets subject to Liens permitted by clause (g) of the definition of Permitted Liens) or
(d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than with respect to assets subject to Liens permitted by clause (g) of the definition of Permitted Liens); provided that the foregoing shall not apply to restrictions in effect on the date of this Agreement contained in agreements governing Debt outstanding on the date of this Agreement and listed on Schedule 5.02(p) attached hereto and, if such Debt is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinanced Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Debt being renewed, extended or refinanced.

     (q) FINANCIAL COVENANTS AND COLLATERAL PROVISIONS OF NOTE PURCHASE AGREEMENTS AND OTHER RESTRICTED AGREEMENTS. Borrower will not, and it will not cause or permit any Subsidiary to: (i) enter into any indenture, agreement or other instrument under which any Debt of Borrower or any Subsidiary may be issued (a "Restricted Agreement") or (ii) agree to any amendment, waiver, consent, modification, refunding, refinancing or replacement of any of the Note Purchase Agreements or any other Restricted Agreement, in either case, with terms the effect of which is to
(A) include a Financial Covenant which is not contained in this Agreement, (B) revise or alter any Financial Covenant contained therein the effect of which is to increase or expand the restriction on Borrower or any Subsidiary or (C) except for Permitted Liens, grant collateral for the obligations of Borrower or any Subsidiary thereunder, unless Borrower or such Subsidiary, as the case may be, concurrently incorporates herein such additional, altered or revised Financial Covenant or grant of collateral (as the case may be). The incorporation of each such additional Financial Covenant is hereby deemed to occur automatically and concurrently by reason of the execution of this Agreement without any further action or the execution of any additional document by any of the parties to this Agreement (and Borrower hereby agrees to give the Agent and each Bank prompt written notice of each such Financial Covenant so incorporated into this Agreement). Without limiting the foregoing, neither

Borrower nor any Subsidiary, directly or indirectly, will offer any economic inducement (including, without limitation, any collateral) to any holder of notes under the Note Purchase Agreements or to any other Person who is a party to any other Restricted Agreement for the purpose of inducing such holder or such other Person to enter into any waiver of any event of default under the Note Purchase Agreements or such other Restricted Agreement or event which with the lapse of time or the giving of notice, or both, would constitute such an event of default, unless the same such economic inducement has been concurrently offered and paid on a pro-rata basis (determined with respect to the aggregate Commitments under this Agreement, whether used or unused) to all of the Banks (it being understood and agreed that the offering of such economic inducement to the Banks shall not be deemed or construed to obligate any such Bank to enter into any waiver of any Default or Event of Default under this Agreement). Borrower acknowledges and agrees that compliance with this covenant will not cure a violation of Section 5.02(b) of this Agreement or any other covenant contained in this Agreement.

     5.03 USE OF PROCEEDS. Borrower hereby represents and warrants to the Agent and each Bank and covenants and agrees with the Agent and each Bank that: (a) the proceeds of the Loans will be used solely (i) for the working capital and general corporate purposes of Borrower and (ii) to enable Borrower to make loans to one or more of its Wholly-Owned Subsidiaries for their respective working capital and general corporate purposes; (b) none of such proceeds will be used in violation of any applicable law or regulation; (c) Borrower will not directly or indirectly use the proceeds of any Loan for the purpose of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended, other than for the purpose of financing Borrower's repurchase of shares of common stock of Borrower; and (d) not more than Twenty-Five Percent (25%) of the value of the consolidated assets of Borrower and its Subsidiaries (other than any treasury stock of Borrower) is now, or will at any time be, represented by margin stock. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the respective meanings ascribed to them in Regulation U of The Board of Governors of the Federal Reserve System, as amended.

SECTION 6.  EVENTS OF DEFAULT.
------------------------------

     If any of the following (each of the following herein sometimes called an "Event of Default") shall occur and be continuing:

     6.01   Borrower shall fail to pay any of Borrower's
Obligations constituting interest within five (5) days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise; or

     6.02   Borrower shall fail to pay any of Borrower's
Obligations (other than interest) as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise; or

     6.03 Any representation or warranty made Borrower and/or any other Obligor in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected; or

     6.04 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 2.01, Section 2.02(f),
Section 5.01(c), 5.01(f), Section 5.01(k), Section 5.01(l),
Section 5.01(m), Section 5.01(o), Section 5.01(p), Section
5.01(q), Section 5.01(r), Section 5.02 or Section 5.03; or

     6.05 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 5.01(a) and any such failure shall remain unremedied for ten (10) days after the earlier of (a) written notice of default is given to Borrower by the Agent or any Bank or (b) any Responsible Officer of Borrower obtaining knowledge of such default; or

     6.06 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02, 6.03, 6.04 or 6.05 above) and any such failure shall remain unremedied for thirty
(30) days after the earlier of (a) written notice of default is given to Borrower by the Agent or any Bank or (b) any Responsible Officer of Borrower obtaining knowledge of such default; or

     6.07 This Agreement or any other Transaction Document shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower and/or any other Obligor, or if the transactions completed hereunder or thereunder shall be contested by Borrower and/or any other Obligor or if Borrower and/or any other Obligor shall deny that it has any or further liability or obligation hereunder or thereunder; or

     6.08   Borrower, any other Obligor or any Subsidiary shall
(a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property or assets, (d) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any corporate or other action for the purpose of effecting any of the foregoing; or

     6.09 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary or (c) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) consecutive days; or

     6.10 Any Letter of Credit Application shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of any Letter of Credit Application shall be contested or denied by Borrower, or if Borrower shall deny that it has any further liability or obligation under any Letter of Credit Application or if Borrower shall fail to comply with or observe any of the terms, provisions or conditions contained in any Letter of Credit Application; or

     6.11 Any Guaranty shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of any Guaranty shall be contested or denied by any Guarantor, or if any Guarantor shall deny that it has any further liability or obligation under any Guaranty or if any Guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any Guaranty;

     6.12 Borrower, any other Obligor or any Subsidiary shall be declared by any Bank to be in default on, or pursuant to the terms of, (a) any other present or future obligation to such Bank, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation or (b) any other present or future agreement purporting to convey to such Bank a Lien upon any Property or assets of Borrower, such other Obligor or such Subsidiary, as the case may be; or

     6.13 (a) Borrower, any other Obligor or any Subsidiary shall default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than the Borrower's Obligations) that is outstanding in an aggregate principal amount of at least $5,000,000.00 beyond any period of grace provided with respect thereto; (b) Borrower, any other Obligor or any Subsidiary shall be in default in the performance of or compliance with any term, provision, condition or covenant contained in any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt having an aggregate outstanding principal balance equal to or in excess of $5,000,000.00 or any other condition exists, and as a consequence of such default or condition described in this clause (b) such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or (c) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests or a sale of assets or other transaction that is permitted if made in connection with a repayment of Debt), Borrower or any Subsidiary has become obligated to purchase or repay (or one or more Persons are entitled to cause Borrower or any Subsidiary to purchase or repay) Debt in an aggregate principal amount of at least $5,000,000.00 before its regular maturity or before its regularly scheduled dates of payment; or

     6.14 Borrower, any other Obligor or any Subsidiary shall have a judgment in excess of $1,000,000.00 entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within the time period permitted by applicable law for an appeal of such judgment; or

     6.15 The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries; or

     6.16 The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $1,000,000.00; or the institution by the PBGC of steps to terminate any Pension Plan; or

     6.17 Any "Event of Default" (as defined therein) shall occur under or within the meaning of any of the Note Agreements;
or

     6.18   The occurrence of any Change of Control Event;

     THEN, and in each such event (other than an event described in Sections 6.08 or 6.09), the Agent may, or if requested in writing by the Required Banks, the Agent shall, declare that the obligation of the Banks to make Loans under this Agreement and the obligation of Firstar to issue Letters of Credit under this Agreement have terminated, whereupon such obligations of the Banks and Firstar shall be immediately and forthwith terminated, and the Agent may, and if requested in writing by the Required Banks, the Agent shall, declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all of the other Borrower's Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all such other Borrower's Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent and each of the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 6.08 or 6.09, the obligation of the Banks to make Loans under this Agreement and the obligation of Firstar to issue Letters of Credit under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Loans under this Agreement and all of the other Borrower's Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent and each of the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.

SECTION 7.  AGENT
-----------------

     7.01   APPOINTMENT.  Firstar Bank Missouri, National
Association is hereby appointed by the Banks as Agent under this Agreement, the Notes and the other Transaction Documents. The
Agent agrees to act as such upon the express conditions contained in this Agreement.

     7.02 POWERS. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, nor any obligation to the Banks to take any action under this Agreement or any of the other Transaction Documents, except any action specifically provided by this Agreement or any of the other Transaction Documents to be taken by the Agent. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 6 or in Section 7.06.

     7.03 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall be liable to any of the Banks for any action taken or not taken by it in connection with this Agreement or any of the other Transaction Documents (a) with the consent or at the request of the Required Banks or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

     7.04 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, employees, agents or advisors shall (a) be responsible for or have any duty to ascertain, inquire into or verify any recitals, reports, statements, representations or warranties contained in this Agreement or any of the other Transaction Documents or furnished pursuant hereto or thereto, (b) be responsible for any Loans or Letters of Credit hereunder, (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any of the other Transaction Documents, (d) be responsible for the satisfaction of any condition specified in
Section 3, except receipt of items required to be delivered to the Agent, (e) be responsible for the validity, effectiveness, genuineness or enforceability of this Agreement or any of the other Transaction Documents or (f) be responsible for the creation, attachment, perfection or priority of any security interests or liens purported to be granted to the Agent or any of the Banks pursuant to this Agreement or any of the other Transaction Documents.

     7.05 RIGHT TO INDEMNITY. Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to reimburse the Agent pursuant to Section 8.03, Section 8.04 or Section 8.05, or if any Default or Event of Default shall occur under this Agreement, the Banks shall ratably in accordance with their respective Pro Rata Shares of the aggregate principal amount of outstanding Loans indemnify the Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Borrower to make any payments or to perform any obligations required by this Agreement (excepting those described in Sections 8.03, 8.04 and 8.05), the Notes, the Letter of Credit Applications or any of the other Transaction Documents), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Bank to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys' fees and expenses, which the Agent may incur, directly or indirectly, in connection with this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents, or any action or transaction related hereto or thereto; provided only that the Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses directly and solely resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents, and shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

     7.06 ACTION UPON INSTRUCTIONS OF REQUIRED BANKS. The Agent agrees, upon the written request of the Required Banks, to take any action of the type specified in this Agreement or any of the other Transaction Documents as being within the Agent's rights, duties, powers or discretion. Notwithstanding the foregoing, the Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which is directly and solely caused by the Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes. In the absence of a request by the Required Banks, the Agent shall have authority, in its good faith discretion, to take or not to take any action, unless this Agreement or any of the other Transaction Documents specifically requires the consent of the Required Banks or of all of the Banks.

     7.07 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care. The Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

     7.08 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Agent.

     7.09 MAY TREAT PAYEE AS OWNER. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

     7.10 AGENT'S REIMBURSEMENT. Each Bank agrees to reimburse the Agent pro rata in accordance with its Pro Rata Share of the aggregate principal amount of outstanding Loans for (a) any out-of-pocket costs and expenses not reimbursed by Borrower for which the Agent is entitled to reimbursement by the Borrower under this Agreement or any of the other Transaction Documents and (b) for any other out-of-pocket costs and expenses incurred by the Agent on behalf of the Banks in connection with the preparation, execution, delivery, amendment, modification, extension, renewal and/or enforcement of this Agreement and/or any of the other Transaction Documents.

     7.11 RIGHTS AS A BANK. With respect to its Commitment, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with the Borrower and its Subsidiaries and Affiliates as if it were not the Agent.

     7.12 INDEPENDENT CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

     7.13 RESIGNATION OF AGENT. Subject to the appointment of a successor Agent, the Agent may resign as Agent for the Banks under this Agreement and the other Transaction Documents at any time by thirty (30) days' notice in writing to the Banks and Borrower. Such resignation shall take effect upon appointment of such successor Agent. Subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Event of Default shall have occurred and be continuing), the Required Banks shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under this Agreement and the other Transaction Documents.
In the event a successor Agent shall not have been appointed within the thirty (30) day period following the giving of notice by the Agent, subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Event of Default shall have occurred and be continuing), the Agent may appoint its own successor. Resignation by the Agent shall not affect or impair the rights of the Agent under Sections 7.05 and 7.10 hereof with respect to all matters preceding such resignation. Any successor Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $100,000,000.00.

     7.14 DELIVERY OF DOCUMENTS. The Agent agrees to promptly provide each Bank with copies of (a) this Agreement and the other Transaction Documents (including any amendments thereto), (b) any written default notices sent by the Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (c) any written waivers or consents signed by the Agent or otherwise sent by the Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (d) any written notices of default sent by Borrower, any other Obligor or any Bank to the Agent with respect to this Agreement or any of the other Transaction Documents and
(e) any written requests for any amendments, waivers or consents sent to the Agent by Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents. The Agent agrees to provide each Bank, within seven (7) Domestic Business Days after written request by such Bank and at such Bank's expense, a copy of such other information, reports, certificates and/or other materials prepared by Borrower or otherwise required by the Transaction Documents and which are in the possession of the Agent which are reasonably requested by such Bank in writing.

     7.15   DURATION OF AGENCY.  The agency established by Section
7.01 hereof shall continue, and Sections 7.01 through and including this Section 7.15 shall remain in full force and effect, until all of the Borrower's Obligations shall have been paid in full and the Banks' commitments to make Loans and/or extend credit to or for the benefit of the Borrower shall have terminated or expired.

SECTION 8.  GENERAL.
--------------------

     8.01 NO WAIVER. No failure or delay by the Agent or any Bank in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any rights and/or remedies provided by law. Nothing contained in this Agreement or any other Transaction Document shall in any way affect the right of any Bank to exercise any statutory or common law right of banker's lien or set-off.

     8.02 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Bank and any and all other indebtedness at any time owing by such Bank to or for the credit or account of Borrower against any and all of Borrower's Obligations irrespective of whether or not such Bank shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured. Each Bank agrees to promptly notify Borrower after any such set-off and application made by such Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

     8.03 COST AND EXPENSES. Borrower agrees, whether or not any Loan is made under this Agreement or any Letter of Credit is issued under this Agreement, to pay or reimburse the Agent and each Bank upon demand (a) all reasonable out-of-pocket costs and expenses and all Attorneys' Fees of the Agent and each Bank in connection with the preparation, documentation, negotiation and execution of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents; provided, however, that such Attorneys' Fees of Commerce Bank, National Association shall not exceed the sum of $1,500.00, (b) all recording, filing and search fees and expenses incurred in connection with this Agreement and the other Transaction Documents, (c) all out-of-pocket costs and expenses and all Attorneys' Fees of the Agent and each Bank in connection with the
(i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement, the Notes, the Letter of Credit Applications and/or any of the other Transaction Documents, (ii) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents or (iii) any Default or Event of Default or alleged Default or Event of Default under this Agreement, (d) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys' Fees incurred by the Agent and each Bank in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (e) all other Attorneys' Fees incurred by the Agent or any Bank relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents. Borrower further agrees to pay or reimburse the Agent and each Bank for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents. All of the obligations of Borrower under this Section 8.03 shall survive the satisfaction and payment of Borrower's Obligations and the termination of this Agreement.

     8.04 ENVIRONMENTAL INDEMNITY. Borrower hereby agrees to defend and indemnify the Agent and each Bank and hold the Agent and each Bank harmless from and against any and all losses, liabilities, damages, injuries, claims, costs and expenses of any and every kind whatsoever (including, without limitation, court costs and reasonable attorneys' fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or any Bank for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, claims, costs or expenses asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 8.04 shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

     8.05 GENERAL INDEMNITY. In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold the Agent and each Bank and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of the Agent and each Bank and such holder(s) (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents, any other agreement, document or instrument executed and delivered by Borrower or any other Obligor in connection herewith or therewith or any commitment letter delivered by the Agent or any Bank to Borrower, the agreement of the Banks to make the Loans under this Agreement, the agreement of Firstar to issue Letters of Credit under this Agreement or the use or intended use of the proceeds of any Loan or Letter of Credit under this Agreement (collectively, the "indemnified liabilities"); provided that (a) Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities directly and solely caused by the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order and (b) Borrower shall have no obligation to indemnify the Agent or any Bank with respect to disputes between the Agent and any one or more of the Banks or with respect to disputes among the Banks. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.05 shall survive satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

     8.06 AUTHORITY TO ACT. The Agent and each Bank shall be entitled to act on any notices and instructions (telephonic or written) believed by the Agent or such Bank in good faith to have been sent or delivered by an Authorized Person, regardless of whether such notice or instruction was in fact delivered by an Authorized Person, and Borrower hereby agrees to defend and indemnify the Agent and each Bank and hold the Agent and each Bank harmless from and against any and all losses and expenses, if any, ensuing from any such action.

     8.07 NOTICES. Each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature pages of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (1st) Domestic Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Domestic Business Day after the day on which mailed, if sent by registered or certified mail.

     8.08 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE CITY OR COUNTY OF ST. LOUIS, MISSOURI AND/OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS THE AGENT OR ANY BANK MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS DETERMINED PURSUANT TO SECTION 8.07. BORROWER, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND THE AGENT OR ANY BANK ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY OTHER TRANSACTION DOCUMENT.

     8.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

     8.10 AMENDMENTS AND WAIVERS. Any provision of this Agreement, any Note and/or any other Transaction Document to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Banks (and, if the rights or duties of the Agent in its capacity as Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all of the Banks, (a) increase the Commitment of any Bank, (b) reduce the principal amount of or rate of interest on any Loan or any fees under this Agreement (other than any fees relating to the Letters of Credit other than the Letter of Credit Commitment Fees and the Letter of Credit Negotiation Fees), (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees under this Agreement, (d) extend the Revolving Credit Period beyond June 27, 2003, (e) change the percentage of the Commitments or of the aggregate principal amount of Loans which shall be required for the Banks or any of them to take any action or obligations under this Section or any other provision of this Agreement, (f) change the definition of "Required Banks", (g) voluntarily release any Obligor, (h) amend Section 2.21 or (i) amend this Section 8.10.

     8.11 REFERENCES; HEADINGS FOR CONVENIENCE. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits "A", "B", "C", "D", "E", "F", "G" and "H" refer to annexed Exhibits "A", "B", "C", "D", "E", "F", "G" and "H" which are hereby incorporated herein by reference and all references herein to Schedules 2.02, 2.03, 4.05, 4.07, 4.08, 4.10,
4.12, 4.17, 4.18, 5.02(f) and, 5.02(p) refer to annexed Schedules 2.02, 2.03, 4.05, 4.07, 4.08, 4.10, 4.12, 4.17, 4.18, 5.02(f) and,
5.02(p) which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

     8.12   SUCCESSORS AND ASSIGNS.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Agent and each Bank.

     (b) Any Bank may at any time grant to one or more Banks or other financial institutions (each a "Participant") participating interests in its Commitment and/or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations under this Agreement, and Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest to any Person which is not an affiliate of the granting Bank shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower under this Agreement and the other Transaction Documents, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and/or any other Transaction Document; provided that such participation agreement may provide that the applicable Bank will not agree to any amendment, modification or waiver of this Agreement described in clauses (a), (b) or (c) of Section
8.10 without the consent of the Participant. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19 and 2.20 of this
Agreement with respect to its participating interest, but Borrower's liability in respect thereof shall not be greater than its liability thereunder to the Bank granting the applicable participation.

     (c) Any Bank may at any time assign to one or more Banks or other financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and its Note in a minimum amount of at least $5,000,000.00, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit H attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of Borrower and the Agent, which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) if any Assignee is an affiliate of such transferor Bank or, immediately prior to such assignment, a Bank, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing no consent of Borrower to such assignment shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations under this Agreement to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and Borrower shall make appropriate arrangements so that, if required, new Note(s) are issued to the Assignor and/or the Assignee, as applicable. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.00.

     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to secure its obligations to a Federal Reserve Bank. No such assignment shall release the transferor Bank from any of its obligations under this Agreement.

     8.13 NO ORAL AGREEMENTS; ENTIRE AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER, THE AGENT AND THE BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER, THE AGENT AND THE BANKS COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE
AGREEMENTS AMONG BORROWER, THE AGENT AND THE BANKS, EXCEPT AS BORROWER, THE AGENT AND THE BANKS MAY LATER AGREE IN WRITING TO MODIFY THEM. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

     8.14 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     8.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.16 RESURRECTION OF THE BORROWER'S OBLIGATIONS. To the extent that the Agent or any Bank receives any payment on account of any of the Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower's Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property of Borrower and/or any other Obligor and theretofore created and/or existing in favor of the Agent and/or any Bank as security for the payment of such Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Agent or such Bank, as the case may be, and applied on account of the Borrower's Obligations.

     8.17 INDEPENDENCE OF COVENANTS. All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

     8.18 COLLATERAL. Each of the Banks represents to the Agent and each other Bank that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended) as collateral in the extension or maintenance of the credit provided for in this Agreement.

       IN WITNESS WHEREOF, Borrower, the Agent and the Banks have executed this Revolving Credit Agreement as of the 27th day of June, 2000.

     CPI CORP.
/s/  Barry Arthur
     -----------------------------------------------------
     Barry Arthur
     Title: Chief Financial Officer
     ADDRESS:
     1706 Washington Avenue
     St. Louis, Missouri 63103
     Attention: Chief Financial Officer
     Telecopy No.: (314) 878-4537

     FIRSTAR BANK MISSOURI, NATIONAL ASSOCIATION
/s/  Joseph L. Sooter, Jr.
     -----------------------------------------------------
     Joseph L. Sooter, Jr.
     Title: Vice President
     ADDRESS:
     One Firstar Plaza
     12th Floor
     St. Louis, Missouri  63101
     Attention: Large Corporate Accounts
     Telecopy No.: (314)

     COMMERCE BANK, NATIONAL ASSOCIATION
/s/  Robert Sander
     -----------------------------------------------------
     Robert Sander
     Title: Assistant Vice President
     ADDRESS:
     8000 Forsyth Boulevard
     Clayton, Missouri 63105
     Attention: Metro II
     Telecopy No.: (314)746-3783

     FIRSTAR BANK MISSOURI, NATIONAL ASSOCIATION, as Agent
/s/  Joseph L. Sooter, Jr.
     -----------------------------------------------------
     Joseph L. Sooter, Jr.
     Title: Vice President
     ADDRESS:
     One Firstar Plaza
     12th Floor
     St. Louis, Missouri  63101
     Attention: Large Corporate Accounts
     Telecopy No.:  (314)

                                             SCHEDULE 2.02


                         Existing Letters of Credit
                         --------------------------

                               As of 6/27/00

                                        Days
Dollar Amount       Bank       Renewal  Notice      Purpose
-------------   -------------  -------  -------  --------------
Stand-by:
 $   164,750    Mercantile     7/1/00   30 days  92-93 American
                 (Firstar)                        Motorist Ins.
                # 210-2706936                     Nondeductible

 $   342,680    Mercantile     7/1/00   30 days  92-93 American
                 (Firstar)                        Motorist Ins.
                # 210-2706935                     Deductible

 $ 2,950,000    Mercantile     7/1/00   45 days  Traveler's
                 (Firstar)                        Insurance
                # 210-2707674

Commercial:

 None

Foreign Exchange
 Contracts:

 None


                                             SCHEDULE 2.03


                         Authorized Persons
                         ------------------

Alyn V. Essman    - CPI Chairman and Chief Executive Officer

Russell Isaak     - President

Patrick J. Morris - Senior Executive Vice President

Barry Arthur      - Executive Vice President, Finance and
                     Chief Financial Officer

Richard G. Albo   - Treasurer

Jan E. Nevois     - Assistant Treasurer

                                             SCHEDULE 4.05


                            Litigation
                            ----------

1.) SPS INTERNATIONAL HOLDINGS, INC., and SPS ACQUISITION, INC. ("Plaintiffs") v. CPI CORP. ("Defendant") and CPI CORP. ("Counterclaim-Plaintiff") v. SPS INTERNATIONAL HOLDINGS, INC., SPS ACQUISITION, INC. and AMERICAN SECURITIES CAPITAL PARTNERS, L.P. ("Counterclaim-Defendants")
     Supreme Court of the State of New York, Index No. 99604645

     This action arose from termination of Merger Agreement
     October 1997.

2.)  MARILYN GREENFIELD, as Personal Representative of the
     Estate of MARLA GREENFIELD, deceased and on behalf of MARILYN GREENFIELD, individually and DENNIS GREENFIELD, individually, ("Plaintiffs") v. CONSUMER PROGRAMS HOLDING, INC., CONSUMER PROGRAMS, INC., CPI CORPORATION, CPI CORP., CONSUMER PROGRAMS INCORPORATED, RREEF CORPORATION, and JOHN HENRY SHUFORD ("Defendants")
     Circuit Court of the Seventeenth Judicial Circuit, Broward County, Florida Case No. 99-005085(07)

     GATEWAY FLORIDA PROPERTIES, INC., a foreign corporation and RREEF MANAGEMENT COMPANY, a Florida corporation
     ("Plaintiffs") v. CONSUMER PROGRAMS INC., a foreign corporation and THE TRAVELERS INSURANCE COMPANY, a foreign corporation ("Defendants")
     Circuit Court of the Seventeenth Judicial Circuit, Broward
     County, Florida, Case No. 99-013886

     Both of the actions arose from the murder of a Sears Portrait Studio employee and injury to her father in 1997. The assailant entered a guilty plea.

                                             SCHEDULE 4.07


                            Tax Matters
                            -----------




                                NONE

                                                                 SCHEDULE 4.08

                                               SUBSIDIARIES
                                           AS OF JUNE 27, 2000
                                   STATE/PROVINCE/   # OF SHARES  # OF SHARES
     SUBSIDIARIES                  COUNTRY           AUTHORIZED   OUTSTANDING     HOLDINGS
--------------------------------   ----------------- -----------  -----------  -------------
Consumer Programs, Incorporated        Missouri, USA      6,000         50     CPI-100%
 ("Programs")
 d/b/a Sears Portrait Studios

   CPI Images L.L.C.                   Missouri, USA                           Programs-100%
   CPI Research and Development,Inc.   Delaware, USA      3,000      1,000     Programs-100%
   Myportraits.com, Inc.               Missouri, USA     30,000        100     Programs-100%
   Consumer Programs Partner,Inc.      Delaware, USA      1,000      1,000     Programs-100%

CPI Prints Plus, Inc. ("PP")           Delaware, USA      3,000      3,000     CPI-100%
   Ridgedale Prints Plus, Inc.         Minnesota, USA       100        100     PP-100%
    ("RPP") d/b/a Prints Plus

    Prints Plus,Inc. d/b/a Prints Plus California, USA   60,000     50,000     RPP-100%

CPI Technology Corp.                   Missouri, USA      3,000      3,000     CPI-100%

CPI Corp. Canada                       Ontario, Canada    4,000          4     CPI-100%
 d/b/a Sears Portrait Studios

CPI Corp. or one of its Subsidiaries is the sole member or general partner, and the holder of all of the equity, of the following entities: LBP Partnership (MO); Texas Portraits, LP
(DE)

                                             SCHEDULE 4.10

        Other Debt, Guaranties and Capitalized Leases
        ---------------------------------------------

The following information represents Other Debt, Guaranties and Capitalized Leases of CPI Corp. as of its most recent fiscal period close, May 27, 2000. No additional short- or long-term debt, loan or guarantees agreements have been entered into as of June 27, 2000.

OTHER DEBT
----------

NAME                    AMOUNT              DESCRIPTION
-------------------  ------------  -----------------------------
Guardian/Prudential  $60,000,000   Senior long-term debt--see
  Senior Notes                      further disclosure in Note A

St. Louis Equity           7,598   Investment in St. Louis
  Fund                              Equity Fund 1990 Limited
                                    Partnership
                     ------------
                      60,007,598
Insurance costs         (344,290)  Senior long-term debt--see
                     ------------   further disclosure in Note A

Total as of          $59,663,308
  May 27, 2000       ============
  financial
  statements

Note A:
------
The Company has a $60.0 million Senior Note Agreement
(the "Note Agreement") privately placed with two major insurance companies. The notes issued pursuant to the Note Agreement mature over a ten-year period with an average maturity age of seven years and with the first principal payment due in 2001. Interest on the notes is payable semi-annually at an average effective fixed rate of 7.46%. The Note Agreement requires the Company maintain certain financial ratios and comply with certain restrictive covenants. The Company incurred $591,322 in issuance costs associated with the private placement of the notes. These costs are being amortized ratably over the ten-year life of the notes.

                                             SCHEDULE 4.10

   Other Debt, Guaranties and Capitalized Leases (...continued)
   ---------------------------------------------

Guaranties
----------

1. CPI Corp. guarantees all lines of credits to its subsidiaries and routinely guarantees leases entered into by subsidiaries.

2. There are numerous intercompany accounts payable and notes arising in the ordinary course of business of the Company and its subsidiaries.

3.   Guarantee, dated March 4, 1991, between Fleetwood Square
     Joint Venture and CPI Corp.

4.   Lease Guaranty, dated May 2, 1991, between Premisys Real
     Estate Services, Inc., as agent for The Prudential Insurance
     Company of America and CPI Corp.

5. In 1997, the Company completed the disposition of the photo finishing business to Eastman Kodak Company ("Kodak").
     Many of the leases associated with the photo finishing business were and remain guaranteed by the Company and its Subsidiaries. As part of such transaction, Kodak agreed to indemnify the Company fully from and against any obligations of the Company under such guarantees to the extent set forth in the Stock Purchase Agreement, dated October 2, 1997, among Kodak, Fox Photo, Inc., CPI Corp., Consumer Programs Holdings, Inc. and Consumer Programs Incorporated.

6. The Company is a guarantor of certain leases of Copy USA, Inc., which leases and the associated guarantee may be in default following the close of Copy USA, Inc., in March of 1999. CPI Corp. does not believe there will be additional claims under any Copy USA, Inc. guaranties.

Capitalized Leases
------------------

Lease Agreement, dated February 23, 1999, between ESI Group and Prints Plus Incorporated. The lease is for the IBM AS/400 with an original lease value of $255,999 for 28 months with a remaining balance of $112,538 as of May 27, 2000.

                                             SCHEDULE 4.12

                       Existing Liens
                       --------------

On September 20, 1995, AJS Design & Contracting Inc. filed
Notice of Lien in the amount of $75,533.98 at Cobb County, Georgia. Deed Book is #9126, Page #0110.

We posted a Cash Bond to Discharge Lien on March 27, 1996 after which time AJS Design & Contracting Inc. filed bankruptcy.

                                             SCHEDULE 4.17


               Environmental and Health and Safety Matters
               -------------------------------------------





                                    NONE

                                             SCHEDULE 4.18


                      Existing Investments
                      --------------------





                              NONE

                                             SCHEDULE 5.02(g)


                      Affiliate Transactions
                      ----------------------





                              NONE

                                             SCHEDULE 5.02(p)


                      Restrictive Agreements
                      ----------------------

Note Agreements as defined in Section 1. DEFINITIONS of this Revolving Credit Agreement dated June 27, 2000.